UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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TRANSATLANTIC PETROLEUM LTD.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TRANSATLANTIC PETROLEUM LTD.

Dear TransAtlantic Shareholder:

You are cordially invited to attend an annual meeting of shareholders of TransAtlantic Petroleum Ltd. (“TransAtlantic”) to be held at the Hotel Intercontinental, 15201 Dallas Parkway, Dallas, Texas, on Thursday, June 28, 2012 at 10:00 a.m. local time for the following purposes:

1.	to elect five directors to the board of directors, each to serve for a term of one year or until their respective successors are elected and qualified;

2.	to appoint KPMG LLP to serve as TransAtlantic’s independent registered public accounting firm for the year ending December 31, 2012 and to authorize TransAtlantic’s audit committee to determine their remuneration; and

3.	to transact any and all other business that may properly come before the annual meeting or any adjournment(s) or postponement(s) thereof.

In addition, the audited financial statements for the year ended December 31, 2011 together with the report of the auditors thereon will be placed before the shareholders at the annual meeting.

The Notice of Annual Meeting of Shareholders and related Proxy Statement accompanying this letter describe the business to be acted upon at the meeting. TransAtlantic’s annual report for the year ended December 31, 2011 is also enclosed.

Your vote is very important, regardless of the number of common shares you own. Only shareholders who owned common shares of TransAtlantic at the close of business on April 30, 2012, the record date for the annual meeting, will be entitled to vote at the annual meeting. To vote your common shares, you may use the enclosed proxy card or attend the annual meeting and vote in person. On behalf of the board of directors, I urge you to complete, sign, date and return the enclosed proxy card as soon as possible, even if you currently plan to attend the annual meeting.

I thank you for your support of our company and look forward to seeing you at the annual meeting.

Sincerely,

N. Malone Mitchell, 3rd

Chief Executive Officer

The enclosed Proxy Statement is dated April 30, 2012 and is expected to be first sent or given to shareholders of TransAtlantic on or about May 25, 2012.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON THURSDAY, JUNE 28, 2012: The Proxy Statement, Annual Report and Proxy Card are also available at www.transatlanticpetroleum.com/s/agm.asp.

TRANSATLANTIC PETROLEUM LTD.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON THURSDAY, JUNE 28, 2012

NOTICE IS HEREBY GIVEN that an Annual Meeting (the “Annual Meeting”) of the holders of common shares of TransAtlantic Petroleum Ltd. (the “Company”) will be held at the Hotel Intercontinental, 15201 Dallas Parkway, Dallas, Texas, on Thursday, June 28, 2012, at 10:00 a.m. local time for the following purposes:

1.	to elect five directors to the board of directors, each to serve for a term of one year or until their respective successors are elected and qualified;

2.	to appoint KPMG LLP to serve as the Company’s independent registered public accounting firm for the year ending December 31, 2012 and to authorize the Company’s audit committee to determine their remuneration; and

3.	to transact any and all other business that may properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof.

In addition, the audited financial statements for the year ended December 31, 2011 together with the report of the auditors thereon will be placed before the shareholders at the Annual Meeting.

Only shareholders who owned common shares of the Company at the close of business on April 30, 2012, the record date for the Annual Meeting, will be entitled to vote at the Annual Meeting.

It is important that your shares be represented at the Annual Meeting. Whether or not you expect to attend the meeting, please vote by completing, signing and dating the enclosed proxy card and returning it promptly in the reply envelope provided.

By Order of the Board of Directors,

N. MALONE MITCHELL, 3rd

Chief Executive Officer

Addison, Texas

April 30, 2012

TRANSATLANTIC PETROLEUM LTD.

Akmerkez B Blok Kat 6

Nispetiye Caddesi 34330 Etiler,

Istanbul, Turkey

+90 212 317 25 00

PROXY STATEMENT

DATED APRIL 30, 2012

FOR

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON THURSDAY, JUNE 28, 2012

The accompanying proxy is solicited by the board of directors and management on behalf of TransAtlantic Petroleum Ltd. (the “Company”), to be voted at the 2012 Annual Meeting of Shareholders of the Company (the “Annual Meeting”) to be held on Thursday, June 28, 2012, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders (the “Notice”) and at any adjournments or postponements of that meeting. When proxies in the accompanying form are properly executed and received, the shares represented thereby will be voted at the Annual Meeting in accordance with the directions noted thereon. If no direction is indicated, such shares will be voted “FOR” the election of the director nominees and “FOR” the appointment of KPMG LLP to serve as the Company’s independent registered public accounting firm for the year ending December 31, 2012 and to authorize the Company’s audit committee to determine their remuneration, all as set forth in the accompanying Notice.

ABOUT THE ANNUAL MEETING

The Annual Meeting will be held on Thursday, June 28, 2012 at 10:00 a.m. local time at the Hotel Intercontinental, 15201 Dallas Parkway, Dallas, Texas. A complete list of registered shareholders entitled to vote at the Annual Meeting will be available for inspection at the registered office of the Company and the Calgary office of its registrar and transfer agent, Computershare Investor Services Inc. (“Computershare”), during regular business hours and at the Annual Meeting.

This proxy statement and accompanying proxy card are being mailed on or about May 25, 2012. The Company’s Annual Report to Shareholders covering the year ended December 31, 2011 (the “Annual Report”) is enclosed herewith, but does not form any part of the materials for solicitation of proxies.

The principal executive offices of the Company are located at, and the mailing address of the Company is, Akmerkez B Blok Kat 6 Nispetiye Caddesi 34330 Etiler, Istanbul, Turkey. The U.S. offices of the Company are located at 16803 Dallas Parkway, Suite 200, Addison, Texas 75001, c/o TransAtlantic Petroleum (USA) Corp.

Who Can Vote

The board of directors of the Company has fixed April 30, 2012 as the record date (the “Record Date”) for determining shareholders of the Company entitled to receive notice of and vote at the Annual Meeting. Only shareholders of record as of the close of business on the Record Date are entitled to vote at the Annual Meeting. There were 366,534,449 common shares of the Company, par value $0.01 per share (the “Common Shares”), issued and outstanding on April 30, 2012. Each shareholder will have one vote for each Common Share of the Company owned of record at the close of business on the Record Date.

Quorum and Voting Requirements

The presence in person or by proxy of at least two shareholders entitled to vote and holding shares representing not less than 10% of the issued and outstanding Common Shares entitled to vote at the Annual Meeting will constitute a quorum at the Annual Meeting.

For proposal 1, a majority of the votes cast at the Annual Meeting is required for approval. For each director nominee, shareholders may either vote “FOR” that director nominee, “AGAINST” that director nominee or may “WITHHOLD” their vote from that director nominee. This means that the shareholders will elect a director nominee when the number of votes cast for a director nominee’s election exceeds the number of votes cast against that director nominee’s election.

For proposal 2, a majority of the votes cast at the Annual Meeting is required for approval. Shareholders may either vote “FOR,” “AGAINST” or “ABSTAIN.”

An automated system administered by the Company’s transfer agent tabulates the votes. Each proposal is tabulated separately.

Votes Withheld, Abstentions and Broker Non-Votes

A broker “non-vote” occurs when a nominee (such as a broker) holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular matter and has not received instructions from the beneficial owner. Proposal 2, the appointment of the Company’s independent registered public accounting firm, is a discretionary item under the voting procedures of the New York Stock Exchange (“NYSE”). NYSE-member brokers can vote your shares on proposal 2 even if you do not provide them with voting instructions.

Votes withheld, abstentions and broker “non-votes” are counted as present for purposes of establishing a quorum. Votes withheld do not count as a vote cast and will have no effect on the outcome of proposal 1. Abstentions do not count as a vote cast and will have no effect on the outcome of proposal 2. Broker “non-votes” will have no effect on the outcome of proposal 1 and are not applicable to proposal 2 as described above.

How to Vote

If your Common Shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record that you must follow in order to vote your shares. If you are the shareholder of record, you may either vote in person at the meeting or by proxy. Shareholders of record can appoint a proxy to vote their shares by completing, signing, dating and returning the enclosed proxy card. All Common Shares represented by a proxy properly delivered by the shareholder of record and received by the Company’s transfer agent, Computershare, by 10:00 a.m. Central Daylight Saving time on June 26, 2012 will be voted as specified in the proxy, unless validly revoked as described below. If you return a proxy card by mail and do not specify your vote, your shares will be voted as recommended by the board of directors. Executors, administrators, trustees, guardians, attorneys and other representatives voting on behalf of a shareholder should indicate the capacity in which they are signing and corporations should vote by an authorized officer whose title should be indicated.

The board of directors is not currently aware of any business that will be brought before the Annual Meeting other than the proposals described in this proxy statement. If, however, other matters are properly brought before the Annual Meeting or any adjournment(s) or postponement(s) of the Annual Meeting, the persons appointed as proxies will have, unless the terms of their appointment otherwise provide, discretionary authority to vote the shares represented by duly executed proxies in accordance with their discretion and judgment.

Revocation of Proxies

You may revoke your proxy before it is voted (i) by so notifying the Secretary of the Company in writing at the location of the Annual Meeting not less than one hour before the time fixed for the beginning of the Annual Meeting; (ii) by signing and dating a new and different proxy card and mailing it to Computershare such that it is received by Computershare by 10:00 a.m. Central Daylight Saving time on June 26, 2012; or (iii) by voting your shares in person or by an appointed agent or representative at the meeting. You cannot revoke your proxy merely by attending the Annual Meeting.

Solicitation of Proxies

This proxy solicitation is being made on behalf of the Company by its board of directors and management. The solicitation of proxies will be primarily by mail, but may also be made by telephone, electronic or oral communications by the directors, officers and regular employees of the Company at no additional compensation. The cost of any such solicitation will be borne by the Company. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed by the Company for their reasonable out-of-pocket expenses incurred in sending proxy materials to beneficial owners.

Board Recommendation

The board of directors recommends that you vote “FOR” each of the Company’s director nominees and “FOR” the appointment of KPMG LLP, a Delaware limited partnership (“KPMG LLP”), to serve as the Company’s independent registered public accounting firm for the year ending December 31, 2012 and to authorize the Company’s audit committee to determine their remuneration.

Multiple Shareholders Sharing One Address

In accordance with Rule 14a-3(e)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), one proxy statement and one Annual Report may be delivered to two or more shareholders who share an address in the United States, unless the Company has received contrary instructions from one or more of the shareholders. The Company will deliver promptly upon written or oral request a separate copy of the proxy statement and the Annual Report at a shared address to which a single copy of the proxy statement and the Annual Report was delivered. Requests for additional copies of the proxy statement and the Annual Report, and requests that in the future separate proxy statements be sent to shareholders who share an address, should be directed to the Company’s Corporate Secretary, TransAtlantic Petroleum Ltd., c/o TransAtlantic Petroleum (USA) Corp., 16803 Dallas Parkway, Suite 200, Addison, Texas, 75001, or at telephone number (214) 220-4323. In addition, shareholders who share a single address in the United States but receive multiple copies of the proxy statement and the Annual Report may request that they receive a single copy in the future by contacting the Company at the address and phone number set forth in the prior sentence.

2011 Audited Financial Statements

Under the Company’s Bye-Laws and Bermuda law, audited financial statements must be presented to shareholders at an annual general meeting of shareholders. To fulfill this requirement, at the Annual Meeting, the Company will present its consolidated financial statements for the fiscal year ended December 31, 2011, which have been audited by KPMG LLP, a Canadian limited partnership (“KPMG Canada”). Those financial statements are included in the Annual Report, a copy of which is being delivered, or is otherwise made available, together with this proxy statement. Representatives of KPMG Canada and KPMG LLP are expected to attend the Annual Meeting and to respond to appropriate questions and will have the opportunity to make a statement should they so desire. No vote is required by shareholders with respect to the Company’s 2011 audited financial statements.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The Company’s only outstanding class of equity securities is its Common Shares. The following table sets forth information known to the Company about the beneficial ownership of its Common Shares on April 25, 2012 by (i) each person or entity known to the Company to own beneficially more than five percent (5%) of its Common Shares; (ii) each current director and director nominee; (iii) each named executive officer; and (iv) all of the Company’s present executive officers and directors as a group.

Unless otherwise indicated in the footnotes, each person or entity listed in the following table has sole voting power and investment power over the Common Shares listed as beneficially owned by that person or entity. Percentages of beneficial ownership are based on 366,534,449 Common Shares outstanding on April 25, 2012. Unless otherwise indicated in the footnotes, the address for each listed person is TransAtlantic Petroleum Ltd., c/o TransAtlantic Petroleum (USA) Corp., 16803 Dallas Parkway, Suite 200, Addison, TX 75001.

	Shares Beneficially Owned(1)
Name of Beneficial Owner	Number		Percent
N. Malone Mitchell, 3rd	152,572,411	(2)	40.8%
Wil F. Saqueton	7,122	(3)	*
Mustafa Yavuz	—		*
Jeffrey S. Mecom	298,526	(4)	*
Bob G. Alexander	18,463	(5)	*
Brian E. Bayley	322,886	(6)	*
Alan C. Moon	381,499	(6)	*
Mel G. Riggs	75,084		*
Michael D. Winn	612,886	(7)	*

All executive officers and directors as a group (9 persons)	154,281,755	(8)	41.2%

Dalea Partners, LP	111,040,349	(9)	29.7%
16803 Dallas Parkway
Suite 300
Addison, TX 75001

Longfellow Energy, LP	39,583,333	(10)	10.8%
16803 Dallas Parkway
Suite 300
Addison, TX 75001

Schroder Investment Management North America Ltd.	32,286,522	(11)	8.8%
31 Gresham Street, 1st Floor
London EC2V 7QA
United Kingdom

*	Less than 1% of the outstanding Common Shares.

(1)

Beneficial ownership as reported in the table has been determined in accordance with Rule 13d-3 under the Exchange Act and is not necessarily indicative of beneficial ownership for any other purpose, including under Canadian securities laws. The number of Common Shares shown as beneficially owned includes Common Shares which for Canadian securities law purposes may not be beneficially owned but over which a person would be deemed to exercise control or direction. The number of Common Shares shown as beneficially owned includes Common Shares subject to options, common share purchase warrants, and restricted stock units (“RSUs”) that are currently exercisable (in the case of options or common share purchase warrants) or that will become exercisable or vested within 60 days of April 25, 2012. RSUs that will vest within 60 days, and Common Shares subject to options or common share purchase warrants exercisable within 60 days, after April 25, 2012 are deemed outstanding for computing the percentage of the person or entity holding such securities but are not deemed outstanding for computing the percentage of any other person or entity.

(2)	Based on Amendment No. 9 to Schedule 13D filed on March 23, 2012. According to the Amendment No. 9 to Schedule 13D, Dalea Partners, LP (“Dalea”) shares voting and dispositive power over 111,040,349 Common Shares, Dalea Management, LLC (“Dalea Management”) shares voting and dispositive power over 111,040,349 Common Shares, Longfellow Energy, LP (“Longfellow”) shares voting and dispositive power over 39,583,333 Common Shares, Deut 8, LLC (“Deut 8”) shares voting and dispositive power over 39,583,333 Common Shares, ANBE Holdings, LP (“ANBE Holdings”) shares voting and dispositive power over 39,583,333 Common Shares, ANBE LLC (“ANBE Holdings GP”) shares voting and dispositive power over 39,583,333 Common Shares and Mr. Mitchell has sole voting and dispositive power over 86,220 Common Shares and shared voting and dispositive power over 152,486,191 Common Shares. Also includes 7,300,000 common share purchase warrants that are held by Dalea. Mr. Mitchell and his wife indirectly own 100% of Dalea. Dalea Management is the general partner of Dalea and is owned 100% by Mr. Mitchell and his wife. Mr. Mitchell is a partner of Dalea and a manager of Dalea Management. Deut 8 is the general partner of Longfellow and is owned 100% by Mr. Mitchell and his wife. Mr. Mitchell is a manager of Deut 8. Mr. Mitchell, his wife and children indirectly own 100% of Longfellow and ANBE Holdings. Mr. Mitchell and his wife own 100% of ANBE Holdings GP. Mr. Mitchell is the Company’s current chairman and chief executive officer. Dalea, Mr. Mitchell and his wife pledged 29,000,000 Common Shares as security under a master credit agreement with Amarillo National Bank.

(3)	Consists of 7,122 Common Shares subject to restricted stock units.

(4)	Includes 175,000 Common Shares subject to options.

(5)	Includes 11,000 Common Shares owned by Mr. Alexander’s wife.

(6)	Includes 35,000 Common Shares subject to options.

(7)	Includes 35,000 Common Shares subject to options. Also includes 180,000 Common Shares held by MDW & Associates LLC. Mr. Winn is the manager of MDW & Associates LLC.

(8)	Reflects the information in footnotes (1) through (7) above.

(9)	Based on Amendment No. 9 to Schedule 13D filed on March 23, 2012. According to the Amendment No. 9 to Schedule 13D, Dalea shares voting and dispositive power over 111,040,349 Common Shares. Includes 7,300,000 common share purchase warrants. Mr. Mitchell and his wife indirectly own 100% of Dalea. Dalea Management is the general partner of Dalea. Mr. Mitchell is a partner of Dalea and a manager of Dalea Management. Mr. Mitchell is the Company’s current chairman and chief executive officer.

(10)	Based on Amendment No. 9 to Schedule 13D filed on March 23, 2012. According to the Amendment No. 9 to Schedule 13D, Longfellow shares voting and dispositive power over 39,583,333 Common Shares. Deut 8 is the general partner of Longfellow and is owned 100% by Mr. Mitchell and his wife. Mr. Mitchell is a manager of Deut 8. Mr. Mitchell, his wife and children indirectly own 100% of Longfellow. Mr. Mitchell is the Company’s current chairman and chief executive officer.

(11)	Based on Schedule 13G filed on February 16, 2012. According to the Schedule 13G, Schroder Investment Management North America Ltd. has sole voting power over 29,928 Common Shares, shared voting power over 32,256,594 Common Shares and shared dispositive power over 32,286,522 Common Shares.

ELECTION OF DIRECTORS

(Proposal 1)

The Company’s board of directors currently consists of six members. Each of our current directors will stand for re-election at the Annual Meeting, other than Alan Moon whose term expires at the Annual Meeting. The persons whose names are listed below (“Director Nominees”) have been nominated for election as directors by the board of directors to serve for a term of office to expire at the Annual Meeting of Shareholders in 2013, with each to hold office until his successor has been duly elected or appointed. Each Director Nominee has expressed his intention to serve the entire term for which election is sought.

Director Nominees

The following table and text set forth the name, position, residence, age, principal occupation and terms of service of each Director Nominee as of April 25, 2012:

Name	Age	Principal Occupation	Director Since
N. Malone Mitchell, 3rd Chairman and Chief Executive Officer Dallas, TX, USA	50	Chairman and Chief Executive Officer of TransAtlantic Petroleum Ltd. President of Riata Corporate Group, LLC (a private oil and natural gas exploration and production company)	2008

Bob G. Alexander(2) Director Edmond, OK, USA	78	Former President and Chief Executive Officer of National Energy Group, Inc. (an oil and natural gas property management company)	2010

Brian E. Bayley(1)(2)(3) Director Vancouver, BC, Canada	59	Resource Lending Advisor of Sprott Resource Lending Corp. (a public natural resource lending corporation) President of Ionic Management Corp. (a private management company)	2001

Mel G. Riggs(1) Director Midland, TX, USA	57	Executive Vice President and Chief Operating Officer of Clayton Williams Energy, Inc. (a public oil and natural gas exploration and production company)	2009

Michael D. Winn(1)(3) Director Laguna Beach, CA, USA	50	President of Terrasearch Inc. (a private consulting company)	2004

(1)	Member of the audit committee.

(2)	Member of the compensation committee.

(3)	Member of the corporate governance committee.

Information with respect to the securities beneficially owned by each of the Director Nominees can be found under the heading “Security Ownership of Certain Beneficial Owners and Management.” The following sets forth the biographical background information for each Director Nominee. In addition, the biographies of the Director Nominees include a brief description of the specific experience, qualifications, attributes or skills that led to the conclusion that each person should serve as a director. In addition to the specific experience, qualifications, attributes and skills described below, all of the Director Nominees have the professional experience and personal character that make them highly qualified Director Nominees for the Company and collectively comprise an experienced board that works well together as a whole.

N. Malone Mitchell, 3rd has served as our chief executive officer since May 2011, as a director since April 2008 and as the Company’s chairman since May 2008. Since 2005, Mr. Mitchell has served as the president of Riata Corporate Group, LLC, an Dallas-based private oil and natural gas exploration and production company. From June to December 2006, Mr. Mitchell served as president and chief operating officer of SandRidge Energy, Inc. (formerly Riata Energy, Inc.), an independent oil and natural gas company concentrating in exploration, development and production activities. Until he sold his controlling interest in Riata Energy, Inc. in June 2006, Mr. Mitchell also served as president, chief executive officer and chairman of Riata Energy, Inc., which Mr. Mitchell founded in 1985 and built into one of the largest privately held energy companies in the United States.

Through his senior executive officer positions at Riata Corporate Group, LLC and Riata Energy, Inc., Mr. Mitchell brings extensive executive leadership experience, organizational experience and over 26 years of experience in the oil and natural gas industry to the board of directors. Mr. Mitchell is familiar with the Company’s day-to-day operations and performance and the oil and natural gas industry in general. Mr. Mitchell’s insight into the Company’s operations and performance is critical to board discussions.

Brian E. Bayley has served as a director since 2001. From June 2003 to present, Mr. Bayley has served as a director, and from September 2010 to present has served as a resource lending advisor, of Sprott Resource Lending Corp. (formerly, Quest Capital Corp.), a publicly traded natural resource lending corporation listed on the Toronto Stock Exchange and NYSE Amex. From May 2009 until September 2010, Mr. Bayley has also served as president and chief executive officer of Sprott Resource Lending Corp. From January 2008 until May 2009, Mr. Bayley served as co-chairman of Sprott Resource Lending Corp., and from June 2003 until January 2008 and during March 2008, Mr. Bayley served as president and chief executive officer, respectively. Since December 1996, he has also served as the president and a director of Ionic Management Corp., a private management company.

Mr. Bayley is a former chief executive officer that has extensive executive leadership and organizational experience in the financial industry. Mr. Bayley’s experience makes him an effective member of the Company’s audit committee and corporate governance committee and an effective chairman of the Company’s compensation committee. Mr. Bayley also has significant experience serving as a director of other public companies, which brings important insights into board oversight, compensation and corporate governance matters.

Mel G. Riggs has served as a director since 2009. Mr. Riggs has served as executive vice president and chief operating officer since December 2010, and as a director since 1994, of Clayton Williams Energy, Inc., a public exploration and production company that develops and produces oil and natural gas. From 1991 to December 2010, Mr. Riggs served as senior vice president—finance, secretary, treasurer, and chief financial officer of Clayton Williams Energy, Inc.

Mr. Riggs has a strong operational background as an executive officer and has extensive financial, executive leadership and organizational experience. Mr. Riggs is an audit committee financial expert and chairman of the Company’s audit committee as a result of his 33 years of experience as a certified public accountant and 20 years of experience as a chief financial officer. Mr. Riggs also has significant experience serving as a director of another public company, which brings important insights into board oversight and corporate governance matters.

Michael D. Winn has served as a director since 2004. Mr. Winn has been the president of Terrasearch Inc., a private consulting company that provides analysis on mining and energy companies, since he formed that company in 1997. Prior to that, Mr. Winn spent four years as an analyst for a Southern California-based brokerage firm where he was responsible for the evaluation of emerging oil, natural gas and mining companies. Mr. Winn has worked in the oil and natural gas industry since 1983 and the mining industry since 1992.

Mr. Winn has a strong operational background as a consultant and executive officer and has extensive consulting experience, focusing on the oil and natural gas industry, as well as executive leadership and organizational experience. Mr. Winn also has significant experience serving as a director of other public companies, which brings important insights into board oversight, compensation and corporate governance matters.

Bob G. Alexander has served as a director since 2010. Mr. Alexander, a founder of Alexander Energy Corporation, served as chairman of the board, president and chief executive officer of Alexander Energy Corporation from 1980 to 1996. Alexander Energy Corporation merged with National Energy Group, Inc. in 1996 and Mr. Alexander served as president and chief executive officer of National Energy Group, Inc., an oil and natural gas property management company, from 1998 to 2011. From 1976 to 1980, Mr. Alexander served as vice president and general manager of the northern division of Reserve Oil, Inc. and president of Basin Drilling Corporation, both subsidiaries of Reserve Oil and Gas Company of Denver, Colorado. Mr. Alexander also served on the board of Quest Resource Corporation from June to August 2008.

Mr. Alexander has extensive experience as an executive officer in the oil and natural gas services industry and has extensive financial, executive leadership and organizational experience. Mr. Alexander also has experience serving as a director of other public companies, which brings important insights into board oversight and corporate governance matters.

Messrs. Alexander, Bayley, Mitchell, Riggs and Winn either currently serve or within the past five years have served on the board of directors of the public companies listed below:

Name of Director	Name of Company	Period Served
Bob G. Alexander	Quest Resource Corporation	June 2008 – August 2008

Brian E. Bayley	American Natural Energy Corporation	June 2001 – November 2010
	Esperanza Resources Corp.	December 1999 – Present
	Eurasian Minerals Inc.	May 1996 – Present
	Kirkland Lake Gold Inc.	October 1998 – Present
	Midway Gold Corp.	May 1996 – November 2008
	NiMin Energy Corp.	September 2009 – Present
	Sprott Resource Lending Corp.	June 2003 – Present

N. Malone Mitchell, 3rd	Quest Resource Corporation	April 2007 – May 2008

Mel G. Riggs	Clayton Williams Energy, Inc.	May 1994 – Present

Michael D. Winn	Alexco Resource Corporation	January 2005 – Present
	Eurasian Minerals Inc.	November 2003 – Present
	Sprott Resource Lending Corp.	July 2002 – December 2007

Unless otherwise directed in the enclosed proxy, the persons named in the proxy intend to vote the shares represented by the proxy for the election of the Director Nominees. Each of the Director Nominees is presently a director of the Company.

The board of directors does not believe that any of the above-named Director Nominees will refuse or be unable to serve as a director of the Company. Should any of them become unable or unwilling to accept nomination or election, then the persons named in the enclosed form of proxy intend to vote the shares represented by the proxy for the election of such other person or persons as may be nominated or designated by the board of directors.

To the best of the Company’s knowledge, there are no arrangements or understandings between any director, Director Nominee or executive officer and any other person pursuant to which any person was selected as a director, Director Nominee or executive officer. There are no family relationships between any of the Company’s directors, Director Nominees or executive officers. To the Company’s knowledge, there have been no material legal proceedings as described in Item 401(f) of Regulation S-K during the last ten years that are material to an evaluation of the ability or integrity of any of the Company’s directors, Director Nominees or executive officers.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE

SHAREHOLDERS VOTE “FOR” EACH DIRECTOR NOMINEE

FOR ELECTION TO THE BOARD OF DIRECTORS

Board Committees and Meetings

The board of directors has established three standing committees: the audit committee, the compensation committee and the corporate governance committee. Messrs. Bayley, Riggs and Winn serve on the audit committee. Messrs. Alexander, Bayley and Moon serve on the compensation committee. Messrs. Bayley, Moon and Winn serve on the corporate governance committee. Mr. Riggs is chairman of the audit committee. Mr. Bayley is chairman of the compensation committee, and Mr. Moon is chairman of the corporate governance committee.

The board of directors held 13 meetings during 2011. During 2011, each director attended 75% or more of the aggregate of the total number of meetings of the board of directors and the total number of meetings held by all committees of the board on which such director served. Each director attended all board of director meetings in 2011, with the exception of Messrs. Bayley, Winn and Riggs, who attended all but three, one and one of the board of director meetings, respectively. The Company does not have a board policy on director attendance at the Company’s Annual Meeting. Every director except Mr. Bayley attended the 2011 Annual Meeting of Shareholders.

Audit Committee

The audit committee reviews the effectiveness of the Company’s financial reporting, management information and internal control systems, and effectiveness of its independent registered public accounting firm. It monitors financial reports, the conduct and results of the annual independent audit, finance and accounting policies and other financial matters. The audit committee also reviews and recommends for board of director approval the Company’s interim consolidated financial statements and year-end financial statements. The audit committee has been designated by the board of directors to serve as the reserves committee and reviews the Company’s reserve reports and conducts inquiries with the reserve engineers as it deems appropriate. The audit committee monitors internal control and management information systems. The audit committee held ten meetings during 2011.

All members of the audit committee have been determined to be financially literate and to meet the appropriate standards for independence in accordance with the NYSE Amex rules, Securities and Exchange Commission (“SEC”) rules and Canadian securities law requirements. See “Corporate Governance—Director

Independence.” In addition, the board of directors has determined that Mr. Riggs meets the qualifications of an “Audit Committee Financial Expert” in accordance with SEC rules and regulations. The audit committee operates under the audit committee charter adopted by the board of directors that governs its duties and conduct. Copies of the charter can be obtained free of charge from the Company’s website, www.transatlanticpetroleum.com, or by contacting the Company at the address appearing on the first page of this proxy statement to the attention of Investor Relations, or by telephone at (214) 220-4323.

Compensation Committee

The compensation committee establishes and administers the Company’s policies, programs and procedures for compensating and incentivizing its executive officers. The compensation committee reviews all compensation arrangements for the chairman and other executive officers of the Company, including salaries, bonus, cash-incentive and equity-based incentive compensation, and makes recommendations to the board for their approval. The compensation committee held three meetings during 2011.

All members of the compensation committee have been determined to meet the appropriate standards for independence in accordance with the NYSE Amex rules and Canadian securities law requirements. See “Corporate Governance—Director Independence.” Further, each member of the compensation committee is a “Non-Employee Director” as defined in Rule 16b-3 under the Exchange Act and an “outside director” as defined for purposes of 162(m) of the Internal Revenue Code of 1986, as amended. Copies of the compensation committee charter can be obtained free of charge from the Company’s website, www.transatlanticpetroleum.com, or by contacting the Company at the address appearing on the first page of this proxy statement to the attention of Investor Relations, or by telephone at (214) 220-4323.

Corporate Governance Committee

The corporate governance committee has overall responsibility for developing the Company’s approach to corporate governance including keeping the Company informed of legal requirements and trends regarding corporate governance, monitoring and assessing the performance of the board of directors and committees of the board of directors, and for developing, implementing, and monitoring good corporate governance practices. The corporate governance committee is also responsible for identifying individuals qualified to become board members and recommending candidates to the board of directors to fill board vacancies and newly created director positions. The corporate governance committee held one meeting during 2011.

All members of the corporate governance committee have been determined to meet the appropriate standards for independence in accordance with the NYSE Amex rules and Canadian securities law requirements. See “Corporate Governance—Director Independence.” Copies of the corporate governance committee charter can be obtained free of charge from the Company’s website, www.transatlanticpetroleum.com, or by contacting the Company at the address appearing on the first page of this proxy statement to the attention of Investor Relations, or by telephone at (214) 220-4323.

Report of the Audit Committee

The following is the report of the audit committee with respect to the Company’s audited financial statements for 2011, which includes the Consolidated Balance Sheets as of December 31, 2011 and 2010, and the related Consolidated Statements of Operations and Comprehensive Loss, Consolidated Statements of Equity and Consolidated Statements of Cash Flows for each of the years ended December 31, 2011, 2010 and 2009, and the notes thereto. The information contained in this report shall not be deemed to be “soliciting material” or to be “filed with the SEC” or subject to the liabilities of Section 18 of the Exchange Act nor shall such information be incorporated by reference into any future filing under the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”), except to the extent that the Company specifically incorporates it by reference in such filing.

Review and Discussions with Management

The audit committee has reviewed and discussed the Company’s audited financial statements with management.

Review and Discussions with Independent Registered Public Accounting Firm

The audit committee has discussed with KPMG Canada the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees” that includes, among other items, matters related to the conduct and the results of the audit of the Company’s financial statements.

The audit committee has also received written disclosures and the letter from KPMG Canada required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence and has discussed with KPMG Canada their independence from the Company.

Based on the review and discussions referred to above, the audit committee recommended to the Company’s board of directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

AUDIT COMMITTEE

Brian E. Bayley

Mel G. Riggs, Chairman

Michael D. Winn

Corporate Governance

Director Independence

The standards relied upon by the board of directors in affirmatively determining whether a director is “independent” are those set forth in the rules of the NYSE Amex Company Guide and National Instrument 52-110 of the Canadian Securities Regulators (“NI 52-110”), which generally provide that independent directors are persons other than the Company’s executive officers or employees. In addition, the following persons are not considered independent:

•

a director who is, or during the past three years was, employed by the Company, other than prior employment as an interim executive officer (provided the interim employment did not last longer than one year);

•

a director who accepted or has an immediate family member who accepted any compensation from the Company in excess of $120,000 (Cdn $75,000 under NI-52-110) during any period of twelve consecutive months within the three years preceding the determination of independence, other than compensation for board or board committee service, compensation paid to an immediate family member who is an employee (other than an executive officer) of the Company, compensation received for former service as an interim executive officer (provided the interim employment did not last longer than one year), or benefits under a tax-qualified retirement plan, or non-discretionary compensation;

•	a director who is an immediate family member of an individual who is, or at any time during the past three years was, employed by the Company as an executive officer;

•

a director who is, or has an immediate family member who is, a partner in, or a controlling shareholder or an executive officer of, any organization to which the Company made, or from which the Company received, payments (other than those arising solely from investments in the Company’s securities or payments under non-discretionary charitable contribution matching programs) that exceed 5% of the organization’s consolidated gross revenues for that year, or $200,000, whichever is more, in any of the most recent three fiscal years;

•

a director who is, or has an immediate family member who is, employed as an executive officer of another entity where at any time during the most recent three fiscal years any of the issuer’s executive officers served on the compensation committee of such other entity; or

•

a director who is, or has an immediate family member who is, a current partner of the Company’s outside independent registered public accounting firm, or was a partner or employee of the Company’s outside independent registered public accounting firm who worked on the Company’s audit at any time during any of the past three years.

The NYSE Amex rules provide that members of the audit committee must also comply with the independence standards under Rule 10A-3 of the Exchange Act, which provide that a member of an audit committee of a company, other than an investment company, may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee: (i) accept directly or indirectly any consulting, advisory, or other compensatory fee from the Company or any subsidiary thereof, provided that, unless the rules of the national securities exchange or national securities association provide otherwise, compensatory fees do not include the receipt of fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with the Company (provided that such compensation is not contingent in any way on continued service); or (ii) be an affiliated person of the Company or any subsidiary thereof. NI 52-110 provides substantially similar independence standards for audit committee members.

In accordance with the NYSE Amex and NI 52-110 independence definitions, the board of directors also makes an affirmative determination that each potential independent director does not have any relationship that, in the board’s opinion, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

The board of directors, in applying the above-referenced standards, has affirmatively determined that at least 50% of its members are “independent” within the meaning of the NYSE Amex rules and NI 52-110. Specifically, the board of directors has determined that each of Messrs. Alexander, Bayley, Moon, Riggs and Winn are “independent” under these rules. In addition, the board has affirmatively determined that each of Messrs. Bayley, Riggs and Winn, who comprise the Company’s audit committee, meet the additional independence requirements applicable to audit committee members under the NYSE Amex rules and Rule 10A-3 under the Exchange Act. As part of the board’s process in making these determinations, each of these directors provided written assurances that (i) all of the above-cited objective criteria for independence were satisfied and (ii) he had no other “material relationship” with the Company that could interfere with his ability to exercise independent judgment.

Board Leadership

The offices of the chairman of the board and chief executive officer are currently combined. Mr. Mitchell serves as the Company’s chairman and chief executive officer. The board believes that this structure is the most appropriate structure at this time for several reasons. Mr. Mitchell is responsible for the day-to-day operations of the Company and the execution of its strategies. Since these topics are an integral part of our board discussions, Mr. Mitchell is the director best qualified to chair those discussions. In addition, Mr. Mitchell’s experience and knowledge of the Company and the oil and natural gas industry are critical to board discussions and the Company’s success. The board of directors believes that Mr. Mitchell is well qualified to serve in the combined roles of chairman and chief executive officer and that Mr. Mitchell’s interests are sufficiently aligned with the shareholders he represents.

The board of directors does not have a lead independent director. However, to help ensure the independence of the Company’s board of directors, the independent directors of the board generally meet without members of management at regularly scheduled board meetings held in person. Also, individual directors may engage an outside adviser at the Company’s expense, subject to the approval of the chairperson of the corporate governance committee. The board relies upon the foregoing processes and the level of experience and qualifications of its independent directors, particularly the chairman of its corporate governance committee, to compensate for having a non-independent chairman of the board of directors.

Board’s Role in Risk Oversight

The board actively manages the Company’s risk oversight process and receives periodic reports from management on areas of material risk to the Company, including operational, financial, legal and regulatory risks. The board committees assist the board in fulfilling its oversight responsibilities in certain areas of risk. The audit committee assists the board with its oversight of the Company’s major financial risk exposures. The compensation committee assists the board with its oversight of risks arising from the Company’s compensation policies and programs. The corporate governance committee assists the board with its oversight of risks associated with board organization, board independence and corporate governance. While each committee is responsible for evaluating certain risks and overseeing the management of those risks, the entire board is regularly informed through committee reports about the risks.

The compensation committee assessed whether the Company’s employee compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the Company. In doing so, the compensation committee considered that its executive compensation programs are designed with what it believes is an appropriate focus on the Company’s short-term and long-term performance. The compensation committee also considered risk mitigation elements of these programs, including the general long-term incentive policy of having awards of restricted stock units vest over a three year period. The results of that assessment were that the Company’s employee compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

Director Nomination Policy

Each Director Nominee was recommended to the board by the corporate governance committee for nomination. Generally, candidates for director are identified and suggested by the members of the board or management using their business networks. The board and the corporate governance committee have established that a new director nominee must have a track record in general business management, special expertise in areas of strategic interest to the Company, the ability to devote the time required and a willingness to serve in order to be recommended for board membership. In recommending candidates, the corporate governance committee considers such factors as it deems appropriate, including potential conflicts of interest, professional experience, personal character, diversity, outside commitments (for example, service on other boards) and particular areas of expertise, all in the context of the needs of the board. Although the Company does not have a policy regarding diversity, the corporate governance committee and the board believes that it is essential that individual board members represent diverse opinions, perspectives, professional experiences and backgrounds.

The corporate governance committee does not have a policy with regard to consideration of director candidates recommended by shareholders. The Company does not believe that it is necessary for the corporate governance committee to have such a policy because to date, the Company has not received any recommendations from shareholders requesting that the corporate governance committee consider a candidate for inclusion among the slate of nominees in the Company’s proxy statement, the directors are elected by a majority of the votes cast in person or by proxy at a meeting at which a quorum is present, and the Company is effectively controlled by Mr. Mitchell. The corporate governance committee will consider all proposed nominees for the board, including those put forward by shareholders. Shareholder nominations should be addressed to the corporate governance committee in care of Jeffrey Mecom, Vice President and Corporate Secretary, TransAtlantic Petroleum Ltd., c/o TransAtlantic Petroleum (USA) Corp., 16803 Dallas Parkway, Suite 200, Addison, TX 75001.

Communication with the Board of Directors

Shareholders or other interested parties may communicate directly with one or more members of the Company’s board, or the non-executive directors as a group, by writing to the director or directors at the following address: TransAtlantic Petroleum Ltd., Attn: Board of Directors or the name of the individual director or directors, c/o TransAtlantic Petroleum (USA) Corp., 16803 Dallas Parkway, Suite 200, Addison, TX 75001. The Company will forward the communication on a confidential basis to the appropriate directors.

Executive Officers

The Company’s executive officers are appointed by the board of directors and hold office until their successors are chosen and qualify. The following table and text sets forth certain information with respect to the Company’s executive officers as of April 25, 2012, other than Mr. Mitchell, whose information is set forth above under “Director Nominees”:

Name	Age	Positions
N. Malone Mitchell, 3rd	50	Chairman and Chief Executive Officer
Mustafa Yavuz	49	Chief Operating Officer
Wil F. Saqueton	42	Vice President and Chief Financial Officer
Jeffrey S. Mecom	46	Vice President and Corporate Secretary

Mustafa Yavuz has served as the Company’s chief operating officer since January 2012. He joined the Company in June 2011 in connection with the Company’s acquisition of Thrace Basin Natural Gas (Turkiye) Corporation (“TBNG”), a private oil and natural gas corporation. Mr. Yavuz joined TBNG in 1987 and served as TBNG’s vice president and chief operating officer from 2004 to January 2012.

Wil F. Saqueton has served as the Company’s vice president and chief financial officer since August 2011. Mr. Saqueton previously served as the Company’s corporate controller from May 2011 until August 2011 and as a consultant to the Company from February 2011 until May 2011. Prior to joining the Company, Mr. Saqueton served as the vice president and chief financial officer of BCSW, LLC, the owner of Just Brakes in Dallas, Texas, from July 2006 to December 2010. From July 1995 until July 2006, he held a variety of positions at Intel Corporation, including strategic controller at the Chipset Group, operations controller at the Americas Sales and Marketing Organization Division, finance manager at the Intel Online Services, Inc. Division and senior financial analyst at the Chipset Group. Prior to 1995, Mr. Saqueton was a senior associate at Price Waterhouse, LP.

Jeffrey S. Mecom has served as the Company’s corporate secretary since May 2006 and as a vice president since May 2007. Before joining the Company in April 2006, Mr. Mecom was an attorney in private practice in Dallas. Mr. Mecom served as vice president, legal and corporate secretary with Aleris International, Inc., a former NYSE-listed international metals recycling and processing company, from 1995 until April 2005.

COMPENSATION OF DIRECTORS

Fiscal Year 2011 Director Compensation Table

The following table provides information regarding director compensation during 2011. Mr. Mitchell serves as chairman of the board and was also appointed the Company’s chief executive officer in May 2011. Mr. Mitchell received non-employee director compensation for his 2011 service as chairman and has elected not to receive additional compensation for his services as chief executive officer. Messrs. Larsen and McCann served as directors until June 2011 and did not receive any compensation for their services as directors in 2011 because the Company compensated them as employees. Compensation for Messrs. Mitchell, Larsen and McCann is described in the “Fiscal Year 2011, 2010 and 2009 Summary Compensation Table” and the accompanying text.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)(3)	Option Awards ($)(4)	All Other Compensation ($)	Total ($)
Bob G. Alexander	$67,000	23,508	0	0	90,508
Brian E. Bayley	$37,000	23,508	0	0	60,508
Alan C. Moon	$38,000	23,508	0	0	61,508
Mel G. Riggs	$50,000	23,508	0	0	73,508
Michael D. Winn	$36,000	23,508	0	0	59,508

(1)	Amounts shown do not reflect compensation actually received by the directors. Rather, the amounts represent the aggregate grant date fair value of restricted stock units computed in accordance with Accounting Standards Codification (“ASC”) 718, Compensation—Stock Compensation (“ASC 718”). A discussion of the calculation of the aggregate grant date fair value of restricted stock units is set forth under Note 12, Shareholder’s equity, in the section entitled “Restricted stock units” in the Notes to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for 2011.

(2)	The amounts in this column reflect a grant of restricted stock units on February 25, 2011, which vested in full on January 15, 2012.

(3)	The chart below shows the aggregate number of unvested outstanding stock awards held by each non-employee director as of December 31, 2011.

Director	Number of Common Shares Subject to Stock Awards
Alexander	7,463
Bayley	7,463
Moon	7,463
Riggs	7,463
Winn	7,463

(4)	The directors did not receive any stock option awards during 2011. The chart below reflects the aggregate number of unexercised, outstanding stock options held by each non-employee director as of December 31, 2011.

Director	Number of Common Shares Subject to Option Awards
Alexander	0
Bayley	85,000
Moon	85,000
Riggs	0
Winn	185,000

Elements of Director Compensation

All non-employee directors, including the chairman, receive a fee of $50,000 each year, consisting of $12,500 cash paid in each of June and December, and $25,000 of which is paid in the form of restricted stock units issued in January or February under the TransAtlantic Petroleum Corp. 2009 Long-Term Incentive Plan (the “Incentive Plan”). The chairman of the Company’s audit committee receives an additional annual fee of $25,000 in cash. In May 2011, the board of directors formed a special committee comprised of four independent directors to evaluate strategic alternatives related to the Company’s oilfield services business. Mr. Alexander, the chairman of the special committee, received an additional one-time fee of $25,000 in cash. Messrs. Alexander, Bayley, Moon and Winn, the members of the special committee, each received fees of $1,000 in cash for each meeting of the special committee that they attended. Non-employee directors do not receive extra compensation for serving on the audit, compensation or corporate governance committees of the Company’s board or for serving as chairman of the compensation committee or corporate governance committee. Non-employee directors are reimbursed for travel and other expenses directly associated with Company business. Prior to 2009, non-employee directors were granted stock options upon their election to the board of directors. Since 2009, non-employee directors have been awarded restricted stock units and no longer receive annual stock option awards as part of their compensation.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

This section contains a discussion of the material elements of the Company’s executive compensation program for 2011 for: (a) its chief executive officer as of December 31, 2011, N. Malone Mitchell, 3rd, (b) its chief executive officer from January 1, 2011 through May 5, 2011, Matthew McCann, (c) its chief financial officer as of December 31, 2011, Wil F. Saqueton, (d) its vice president and chief financial officer from January 1, 2011 through April 22, 2011, Hilda Kouvelis and (e) its three other executive officers as of December 31, 2011, Gary T. Mize, Scott C. Larsen and Jeffrey S. Mecom (collectively, the “named executive officers”).

Executive Summary

The Company’s pay for performance philosophy emphasizes long-term, non-cash incentive compensation over short-term, cash incentive compensation for its named executive officers. In 2011, the compensation committee approved a base salary increase for Mr. Mecom from $172,000 to $200,000 to retain him and bring his base salary more in line with other similarly situated executives. In 2011, none of the other named executive officers received base pay increases or received discretionary cash bonuses for 2011 performance because the Company was not profitable in 2011.

Mr. Mitchell serves as chairman of the board and was also appointed the Company’s chief executive officer in May 2011. Mr. Mitchell received non-employee director compensation for his 2011 service as chairman and has elected not to receive additional compensation for his services as chief executive officer. As a result, the following references to named executive officers in this Compensation Discussion and Analysis do not include Mr. Mitchell.

The Company entered into a letter agreement with Ms. Kouvelis in connection with her resignation. See “Letter Agreement with Ms. Kouvelis.” We describe this letter agreement in a separate section of this Compensation Discussion and Analysis entitled “Letter Agreement with Ms. Kouvelis.” As a result, unless otherwise indicated, the following references to named executive officers in this Compensation Discussion and Analysis do not include Ms. Kouvelis.

The Company entered into a Transition and Separation Agreement with Mr. McCann in connection with his separation of employment from the Company. We describe this agreement in a separate section of this Compensation Discussion and Analysis entitled “Transition and Separation Agreement with Mr. McCann.” As a result, unless otherwise indicated, the following references to named executive officers in this Compensation Discussion and Analysis do not include Mr. McCann.

In 2011, Messrs. Saqueton, Larsen and Mecom received 2011 year-end cash bonuses, which are customarily paid to all U.S. resident employees of the Company in an amount based on two weeks of annual base salary multiplied by 10% for each year of employment with the Company. In addition, Messrs. Saqueton and Mecom were awarded cash bonuses of $20,000 and $10,000, respectively, for their roles in the preparation of the Company’s quarterly financial reports and the remediation of material weaknesses in the Company’s internal control over financial reporting in 2011.

In August 2011, the named executive officers also received a grant of restricted stock units, which was awarded to all eligible employees under the Company’s long-term incentive policy, in an amount equal to 25% of each named executive officer’s base salary, except for the grant to Mr. Mize which was equal to approximately 100% of his base salary pursuant to his offer letter for employment with the Company and the grant to Mr. Saqueton pursuant to his offer letter for employment with the Company. For 2011, the compensation committee did not make any discretionary equity grants to the named executive officers.

Executive Compensation Philosophy

The Company’s executive compensation program is designed to attract, motivate and retain talented executives enabling the Company to produce superior results and maximize return to shareholders. The Company’s pay for performance philosophy focuses executives’ efforts on achieving strategic corporate goals without encouraging excessive risk taking. At this stage of the Company’s development, executive compensation is not tied to specific financial performance metrics, but the compensation committee focuses on the contributions of the executives to the Company’s strategy and may take into consideration the Company’s overall financial performance. The compensation committee, which consists entirely of independent board members, controls the executive compensation program for the named executive officers, as well as for the Company’s other officers and employees. The Company’s executive compensation objectives are to:

•	pay for performance without excessive risk;

•	attract, retain and motivate superior executives;

•	pay competitive levels of salary and total compensation; and

•	align the interests of management with the interests of the Company’s shareholders.

Process of Determining Compensation

The Company’s compensation committee determines executive compensation. The Company’s chairman and other members of its board may also participate in compensation committee meetings to provide their evaluation of the performance of the Company’s executive officers and their contributions to the Company’s business strategy, and the Company’s chief executive officer provides compensation recommendations as to executive officers other than himself. Management plays a significant role in this process, through evaluating employee performance, recommending salary levels, discretionary cash bonuses and restricted stock unit awards and preparing meeting information for use in compensation committee meetings. Although the compensation committee has not retained a compensation consultant, it may do so in the future.

Shareholder Say-on-Pay Votes

Following the Company’s 2011 Annual Meeting of Shareholders, the compensation committee also considered the advisory vote of the Company’s shareholders on executive compensation when reviewing its compensation decisions and policies. Of those shareholders voting, on an advisory basis, for or against the proposal, approximately 95% voted to approve the Company’s executive compensation. The compensation committee believes this affirms shareholders’ support of its approach to executive compensation and did not change its approach in 2011. The compensation committee will continue to consider the outcome of the Company’s say-on-pay votes when making future compensation decisions for the named executive officers.

Letter Agreement with Ms. Kouvelis

On January 31, 2011, the Company entered into a letter agreement with Ms. Kouvelis in connection with her resignation as chief financial officer. The letter agreement acknowledged that her separation from the Company was deemed a “resignation” under her employment agreement, that Ms. Kouvelis was not eligible for payment of any termination amount under her employment agreement, and agreed that she would continue her employment with the Company through a date to be mutually agreed upon by her and the Company (the “Separation Date”). The letter agreement provided that Ms. Kouvelis’ annualized base salary would remain in effect through the Separation Date. In addition, the Company’s compensation committee approved (i) a lump sum retention payment of $100,000, payable thirty calendar days after the Separation Date and (ii) the accelerated vesting of Ms. Kouvelis’ restricted stock units that were unvested as of the Separation Date, with such vesting to be effective within thirty days following the Separation Date. In addition, the compensation committee approved (i) a 2010 bonus of $25,000 cash, payable by February 4, 2011 and (ii) an award of 20,000 restricted stock units. Pursuant to the letter agreement, the Company paid the retention compensation and accelerated the vesting of her restricted stock units following Ms. Kouvelis’ execution of a release, and the employment agreement expired upon Ms. Kouvelis’ termination of employment on June 1, 2011.

Transition and Separation Agreement with Mr. McCann

On June 28, 2011, the Company entered into a transition and separation agreement (the “Separation Agreement”) with Mr. McCann in connection with his separation of employment with the Company. Under the Separation Agreement, Mr. McCann agreed to continue his employment through a date to be mutually agreed upon by him and the Company (the “Termination Date”). The Separation Agreement provided that Mr. McCann’s annualized base salary would remain in effect through the Termination Date. In addition, the Company’s compensation committee approved (i) accelerated vesting of Mr. McCann’s restricted stock units that were unvested as of the Termination Date, with such vesting to be effective within thirty days following the Termination Date and (ii) an award of restricted stock units equal to 25% of Mr. McCann’s base salary for the period of January 1, 2011 through June 30, 2011, subject to Mr. McCann’s continued employment on June 30, 2011. Pursuant to the Separation Agreement, the Company awarded Mr. McCann 10,261 restricted stock units. Mr. McCann’s employment was terminated on July 18, 2011. Pursuant to the Separation Agreement, the Company accelerated the vesting of Mr. McCann’s unvested restricted stock units in full on November 1, 2011.

Elements of Executive Compensation

The 2011 compensation program consisted of base salary, a cash incentive bonus award, and restricted stock units. Executives also received standard employee benefits. There is no formal policy regarding the allocation between short-term or long-term incentive compensation or between cash and non-cash incentive compensation for the Company’s executive officers. The compensation committee relies on each committee member’s knowledge and experience as well as information provided by management when determining the appropriate level and mix of compensation. In general, the compensation committee believes that long-term, non-cash incentive compensation should be emphasized over short-term, cash incentive compensation for the Company’s executive officers. The Company has not adopted formal share ownership guidelines for its named executive officers, but the Company believes that named executive officers owning shares helps align their interests with those of long-term shareholders. As of April 25, 2012, Mr. Mitchell beneficially owned approximately 40% of the Company’s Common Shares.

Base Salaries.    The Company’s compensation committee reviews and sets base salaries annually. When determining base salary levels for the chief executive officer and other named executive officers, the compensation committee reviews their performance and contribution to the achievement of corporate objectives. The compensation committee does not retain a compensation consultant nor prepare a benchmarking report in connection with base salary determinations. Rather, the compensation committee relies on its experience to set base salaries in line with what it believes is competitive for similarly situated executives in the industry. Mr. Mitchell has elected to not receive compensation for his services as chief executive officer of the Company.

Mr. Saqueton was hired as an at-will employee of the Company in May 2011. Effective August 4, 2011, Mr. Saqueton was appointed as vice president and chief financial officer of the Company, and the compensation committee set his annual base salary at $240,000.

Mr. Mecom entered into an employment agreement with the Company in January 2008. This agreement provides for an initial base salary, which may be reviewed and increased at the discretion of the board. Effective August 4, 2011, the compensation committee increased Mr. Mecom’s salary from $172,000 in 2010 to $200,000. The compensation committee decided to increase Mr. Mecom’s base salary in 2011 to retain him and to bring his base salary more in line with other similarly situated executives. See “Discussion Regarding Fiscal Year 2011, 2010 and 2009 Summary Compensation Table and Fiscal Year 2011 Grants of Plan-Based Awards Table—Employment Agreements” for more information on this agreement. No other named executive officers received base salary increases in 2011.

Short-Term Incentive Compensation.    In addition to base salaries, the Company awards cash bonuses on a discretionary basis to its employees, including the named executive officers. For the named executive officers other than the Company’s chief executive officer, the compensation committee, in consultation with the Company’s chief executive officer, recommends cash bonuses for the board’s approval. The compensation committee normally reviews the performance of the Company’s chief executive officer and recommends the bonus for the Company’s chief executive officer to the board of directors. In 2011, the compensation committee did not review Mr. Mitchell’s performance, as he elected not to receive compensation for his services as chief executive officer.

The Company does not have a formal cash incentive bonus plan, although the Company has historically paid year-end cash bonuses to all of its employees resident in the United States, as well as its named executive officers, in December of each year in an amount equal to approximately two weeks of annual base salary multiplied by 10% for each year of employment with the Company. The compensation committee may also award discretionary cash bonuses based on the officer’s performance, the officer’s general contributions to achieving corporate goals and the Company’s achievement of goals set by the board of directors. The compensation committee does not assign any specific weights to these measures or use a formula to determine bonus amounts.

Messrs. Larsen, Saqueton and Mecom were awarded 2011 year-end cash bonuses of $12,826, $9,230 and $11,538, respectively. In addition, Messrs. Saqueton and Mecom were awarded cash bonuses of $20,000 and $10,000, respectively, for their roles in the preparation of the Company’s quarterly financial reports and the remediation of material weaknesses in internal control over financial reporting in 2011. Each of these bonuses was paid in 2011. The compensation committee did not award any other discretionary cash bonuses for 2011 to any of the named executive officers because the Company was not profitable in 2011.

Long-Term Incentive Compensation.    The Company’s board of directors designed its long-term incentive plan to ensure that incentive compensation rewards the Company’s employees’ contributions to the long-term positive performance of the Company and is intended to align the Company’s executives’ interests with its shareholders’ interests. The long-term incentive policy is also designed to attract and retain qualified professionals throughout the Company and to attract and retain skilled, dedicated employees who are willing to commit to a long term of foreign service, while being able to pay modest salaries and create a meaningful ownership stake in the Company. The long-term incentive policy awards the Company’s executives restricted stock units that provide them with an opportunity to earn the Company’s Common Shares. The compensation committee believes this structure provides greater balance and stability to the Company’s long-term incentives for executives. It also provides a form of long-term compensation that aids retention, encourages long-term value creation and aligns financial interests with shareholders without encouraging excessive risk taking.

Long-term incentive awards are granted by the board of directors, in the case of non-employee directors, and by the compensation committee on the recommendation of the chief executive officer, in the case of named executive officers including the president and chief financial officer. The Company’s current long-term incentive policy provides for a semi-annual grant of restricted stock units to all eligible employees, including the named executive officers, equal to a percentage of base salary. The semi-annual grants generally occur in February and August of every year. The compensation committee also has the authority to approve discretionary grants to the named executive officers to award performance and ensure that the number of awards granted to any particular individual is commensurate with the individual’s level of ongoing responsibility within the Company. Long-term incentive awards are also generally awarded to key employees by the compensation committee upon the commencement of employment with the Company based on the level of responsibility of the employee.

In August 2011, all of the named executive officers received a grant of restricted stock units, which was made to all eligible employees of the Company. The compensation committee kept the percentage equal to 25% of each named executive officer’s base salary, except for the grant to Mr. Mize which was equal to approximately 100% of his base salary pursuant to his offer letter for employment with the Company, and the grant to Mr. Saqueton pursuant to his offer letter for employment with the Company. The compensation committee reviews this policy annually, and may also grant additional discretionary awards for exceptional service. The compensation committee reviewed this policy in 2011, did not make any changes to this policy and did not grant additional discretionary awards for exceptional service in 2011. The restricted stock units awarded to the Company’s named executive officers generally vest in three annual installments and are subject to the continued employment of the named executive officer through each such restricted period.

Pursuant to the Company’s long-term incentive policy, Messrs. Mize, Larsen and Mecom were granted restricted stock units on August 4, 2011 of 37,313, 10,261, and 6,418, respectively. These restricted stock units vested one-third on January 15, 2012, and will vest one-third on each of January 15, 2013 and 2014. Mr. Saqueton was also granted 21,368 restricted stock units on August 4, 2011. These restricted stock units will vest one-third on each of May 13, 2012, 2013 and 2014.

Employee Benefits

The Company offers core employee benefits coverage in order to provide its global workforce with a reasonable level of financial support in the event of illness or injury and to enhance productivity and job satisfaction through programs that focus on work/life balance. The benefits available are substantially the same for all U.S. employees and include medical and dental coverage. In addition, the Company offers a 401(k) plan, which provides a reasonable level of retirement income reflecting employees’ careers with the Company. U.S. employees are eligible to participate in these plans.

Severance and Change in Control Agreements

The Company’s employment agreement with Mr. Mecom generally provides for severance benefits in the event of termination of employment without cause or “constructive dismissal.” No payments are made under this employment agreement if employment is terminated due to death, disability or cause. This employment agreement also provides for certain payments if a termination of employment or “constructive dismissal” follows a change in control of the Company. At the time of entering into this agreement, the Company believed this agreement ensured the continuity of Mr. Mecom and allowed him to focus on serving the Company in a change of control situation without the distraction of concern for his employment. See “Discussion Regarding Fiscal Year 2011, 2010 and 2009 Summary Compensation Table and Fiscal Year 2011 Grants of Plan-Based Awards Table—Employment Agreements.”

Compensation Committee Interlocks and Insider Participation

The compensation committee is comprised of Messrs. Alexander, Bayley and Moon. During the year ended December 31, 2011, no member of the compensation committee was or had been an officer or employee of the Company or any of its subsidiaries or had any relationship requiring disclosure pursuant to Item 404 of Regulation S-K. None of the Company’s executive officers served as a director or member of the compensation committee (or other board committee performing similar functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the Company’s compensation committee or as one of its directors.

Compensation Committee Report on Executive Compensation

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

The foregoing report is provided by the following directors, who constitute the compensation committee.

COMPENSATION COMMITTEE

Bob G. Alexander

Brian E. Bayley, Chairman

Alan C. Moon

Fiscal Year 2011, 2010 and 2009 Summary Compensation Table

The following Fiscal Year 2011, 2010 and 2009 Summary Compensation Table contains information regarding compensation for 2011, 2010 and 2009 that the Company paid to its named executive officers. Riata Management, LLC (“Riata”) pays a portion of the salary, cash bonus and benefits earned by the named executive officer pursuant to that certain service agreement, as amended (the “Service Agreement”), effective May 1, 2009, with Longfellow, Viking Drilling LLC (“Viking Drilling”), MedOil Supply, LLC and Riata. See “—Certain Relationships and Related Transactions—Service Agreement” below for additional information. Mr. Mitchell and his wife own 100% of Riata.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(7)	All Other Compensation ($)(8)(9)	Total ($)
N. Malone Mitchell, 3rd(1) Chairman of the Board and Chief Executive Officer	2011	25,000	0	23,508	13,196,000	13,244,508

Matthew W. McCann(2) Former Chief Executive Officer	2011	179,808	0	10,979	6,000	196,787
	2010	275,000	11,635	142,702	10,876	440,213
	2009	200,000	32,692	131,431	4,800	368,923

Wil F. Saqueton(3) Vice President and Chief Financial Officer	2011	129,692	29,230	22,864	4,358	186,144

Hilda Kouvelis(4) Former Vice President and Chief Financial Officer	2011	93,038	100,000	65,000	4,066	262,104
	2010	194,385	36,827	84,184	11,781	327,177
	2009	160,000	21,115	107,606	4,000	292,721

Gary T. Mize(5)	2011	250,000	0	39,925	3,838	293,763
Former President and Chief Operating Officer	2010	250,000	10,577	357,308	66,574	684,459

Scott C. Larsen(6) Former Executive Vice President	2011	275,000	12,826	10,979	11,001	309,806
	2010	275,000	12,269	145,766	20,080	453,115
	2009	250,000	45,192	159,622	19,500	474,314

Jeffrey S. Mecom Vice President and Corporate Secretary	2011	180,615	21,538	6,867	13,687	222,707
	2010	172,000	9,262	81,471	12,148	274,881
	2009	150,000	20,000	105,462	7,500	282,962

(1)	All amounts shown reflect non-employee director compensation paid to Mr. Mitchell in 2011 for his service as chairman of the board. Mr. Mitchell was appointed chief executive officer in May 2011 and has elected not to receive additional compensation for his service as chief executive officer.

(2)	Mr. McCann served as the Company’s chief executive officer from January 1, 2009 until May 5, 2011 and as an employee of the Company from May 6, 2011 until July 18, 2011. Subsequent to July 18, 2011, Mr. McCann served as an employee of Riata and provided services to the Company during the remainder of 2011. The amounts reported in this table do not include (i) payments made to Riata for Mr. McCann’s service as an employee of Riata or (ii) payments from Riata to Mr. McCann for services he provided to the Company after July 18, 2011 as an employee of Riata. See “—Certain Relationships and Related Transactions—Service Agreement” below for additional information.

(3)	Mr. Saqueton joined the Company in May 2011 and was appointed vice president and chief financial officer in August 2011.

(4)	Ms. Kouvelis served as the Company’s vice president and chief financial officer from January 15, 2007 until April 22, 2011 and as an employee of the Company from April 23, 2011 until June 1, 2011.

(5)	Mr. Mize served as the Company’s chief operating officer from January 7, 2010, and the Company’s president from June 28, 2010, until January 5, 2012.

(6)	Mr. Larsen served as the Company’s president from March 9, 2004 until June 28, 2010. Mr. Larsen served as the Company’s executive vice president from June 28, 2010 until January 31, 2012 and as an employee of the Company from February 1, 2012 through February 29, 2012.

(7)	Amounts shown do not reflect compensation actually received by the named executive officers. Rather, the amounts represent the aggregate grant date fair value of restricted stock units computed in accordance with ASC 718. A discussion of the calculation of the aggregate grant date fair value of restricted stock units is set forth under Note 12, Shareholders’ equity, in the sections entitled “Restricted stock units” in the Notes to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for 2011.

(8)	For the named executive officers other than Mr. Mitchell, these amounts consist of Company-paid portions of insurance premiums, Company contributions to a 401(k) savings plan and Company-paid international travel incentives.

(9)	For Mr. Mitchell, this amount reflects approximately $13.2 million reimbursed to Riata pursuant to the Service Agreement, which includes payments to Riata for salaries and benefits for employees of Riata who provided technical and administrative services to the Company under the Service Agreement, other than the Company’s named executive officers, and an allocation of Riata’s overhead to the Company. Such amounts do not reflect actual payments made to Mr. Mitchell for his services as an employee or a director. See “—Certain Relationships and Related Transactions—Service Agreement” below for a description of the material terms of the Service Agreement.

Fiscal Year 2011 Grants of Plan-Based Awards Table

The table below lists each grant of a plan-based award to the Company’s named executive officers during 2011.

Name	Grant Date		All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	Grant Date Fair Value of Stock Awards ($)
N. Malone Mitchell, 3rd	2/25/11	(2)	7,463	23,508

Matthew W. McCann	8/4/11		10,261	10,979

Wil F. Saqueton	8/4/11		21,368	22,864

Hilda Kouvelis	1/5/11		20,000	65,000

Gary T. Mize	8/4/11		37,313	39,925

Scott C. Larsen	8/4/11		10,261	10,979

Jeffrey S. Mecom	8/4/11		6,418	6,867

(1)	These are restricted stock units awarded pursuant to the Incentive Plan.

(2)	These are restricted stock units awarded as non-employee director compensation.

Discussion Regarding Fiscal Year 2011, 2010 and 2009 Summary Compensation Table and Fiscal Year 2011 Grants of Plan-Based Awards Table

Employment Agreements

Mecom.    The Company entered into an employment agreement with Mr. Mecom, effective January 1, 2008. The agreement expires upon his death, disability, resignation or other termination of employment. This agreement provides for an annual base salary, which may be reviewed and increased at the discretion of the board. Effective August 4, 2011, Mr. Mecom’s base salary was increased to $200,000. The agreement also provides that Mr. Mecom is eligible to receive a bonus as determined by, and at the discretion of, the board, and he is eligible to participate in all other benefits made available to the Company’s executives resident in the United States.

Pursuant to Mr. Mecom’s employment agreement, if Mr. Mecom is terminated (i) by the Company at any time without “cause” or (ii) by Mr. Mecom within sixty days of an event that constitutes “constructive dismissal”, then the Company will pay Mr. Mecom a termination amount equal to one-half of his annual salary plus $7,500. In addition, if a “change in control” results in either (i) the termination of employment of Mr. Mecom without cause within thirty days prior to, or within six months after, the change in control, or (ii) a constructive dismissal within six months of the change in control and Mr. Mecom elects to terminate his employment with the Company, the Company will pay Mr. Mecom a lump sum amount equal to one-half of his annual salary plus $7,500. See “Potential Payments Upon Termination or Change of Control—Employment Agreements” for the definitions of “cause,” “constructive dismissal” and “change in control.”

Larsen.    The Company entered into an employment agreement with Mr. Larsen, effective July 1, 2005. Mr. Larsen’s employment agreement had severance payment provisions similar to those contained in Mr. Mecom’s employment agreement. The agreement expired upon Mr. Larsen’s termination of employment on February 29, 2012, and the Company did not make any severance payments to Mr. Larsen.

Kouvelis.    The Company entered into an employment agreement with Ms. Kouvelis, effective May 1, 2008. On January 31, 2011, the Company entered into a letter agreement with Ms. Kouvelis that acknowledged her resignation as the Company’s vice president and chief financial officer, effective April 22, 2011, and amended the employment agreement. The letter agreement acknowledged that her separation from the Company was deemed a “resignation” under the employment agreement, that Ms. Kouvelis was not eligible for payment of any termination amount under the employment agreement, and agreed that she would continue her employment with the Company through the Separation Date. The letter agreement provided that Ms. Kouvelis’ annualized base salary would remain in effect through the Separation Date. In addition, the Company’s compensation committee approved (i) a lump sum retention payment of $100,000, payable thirty calendar days after the Separation Date and (ii) the accelerated vesting of Ms. Kouvelis’ restricted stock units that were unvested as of the Separation Date, with such vesting to be effective within thirty days following the Separation Date. In addition, the compensation committee approved (i) a 2010 bonus of $25,000 cash, payable by February 4, 2011 and (ii) an award of 20,000 restricted stock units. Pursuant to the letter agreement, the Company paid the retention compensation and accelerated the vesting of her restricted stock units following Ms. Kouvelis’ execution of a release, and the employment agreement expired upon Ms. Kouvelis’ termination of employment on June 1, 2011.

Indemnification Agreements

The Company has indemnification agreements with each of its directors and executive officers. These agreements, among other things, require the Company to indemnify each director and executive officer to the fullest extent permitted by the Bermuda Companies Act 1981 or other applicable law, against any and all expenses of a proceeding, in the event that such person was, is or becomes a party to or witness or other participant in such proceeding by reason of such person’s service as a member of the Company’s board of directors or as an executive officer.

Fiscal Year 2011 Outstanding Equity Awards At Fiscal Year-End Table

The following table lists all of the outstanding stock options and stock awards held on December 31, 2011 by each of the Company’s named executive officers. The table also includes the value of the stock awards based on the closing price of the Company’s Common Shares on the NYSE Amex on December 30, 2011, which was $1.31 per share.

Name	Grant Date		Option Awards				Stock Awards
			Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
			Exercisable	Unexercisable
N. Malone Mitchell, 3rd	2/25/11	(1)					7,463	9,777
Matthew McCann	6/11/08	(2)	50,000	0	1.23	6/11/13
	8/4/11	(3)					10,261	13,442
Wil F. Saqueton	8/4/11	(4)					21,368	27,992
Hilda Kouvelis			0	0			0	0
Gary T. Mize	1/15/10	(5)					50,000	65,500
	9/7/10	(6)					22,344	29,271
	8/4/11	(3)					37,313	48,880
Scott C. Larsen	1/10/07	(7)	400,000	0	1.00	1/10/12
	6/16/09	(8)					50,000	65,500
	8/10/09	(9)					6,022	7,889
	2/24/10	(10)					6,352	8,321
	9/7/10	(6)					5,953	7,798
	8/4/11	(3)					10,261	13,442
Jeffrey S. Mecom	1/10/07	(11)	125,000	0	1.00	1/10/12
	12/4/07	(12)	100,000	0	0.31	12/4/12
	6/11/08	(2)	75,000	0	1.23	6/11/13
	6/16/09	(8)					16,667	21,834
	8/10/09	(9)					8,613	11,283
	2/24/10	(10)					3,811	4,992
	9/7/10	(6)					4,096	5,366
	8/4/11	(3)					6,418	8,408

(1)	Vested in full on January 15, 2012.

(2)	Vested one-third on June 11, 2008, one-third on June 11, 2009 and one-third on June 11, 2010.

(3)	Vested one third on January 15, 2012, and vests one-third on January 15, 2013 and one-third on January 15, 2014.

(4)	Vests one-third on May 13, 2012, one-third on May 13, 2013 and one-third on May 13, 2014.

(5)	Vested one third on January 15, 2011 and one-third on January 15, 2012 and vests one-third on January 15, 2013.

(6)	Vested one-third on July 15, 2011, and vests one-third on July 15, 2012 and one-third on July 15, 2013.

(7)	Vested one-third on January 10, 2007, one-third on January 10, 2008 and one-third on January 10, 2009.

(8)	Vested one-third on January 15, 2010, one-third on January 15, 2011 and one-third on January 15, 2012.

(9)	Vested one-third on July 15, 2010 and one-third on July 15, 2011 and vests one-third on July 15, 2012.

(10)	Vested one-third on January 15, 2011 and one-third on January 15, 2012 and vests one-third on January 15, 2013.

(11)	Vested one-half on January 10, 2007 and one-half on January 10, 2008.

(12)	Vested one-third on December 4, 2007, one-third on December 4, 2008 and one-third on December 4, 2009.

Fiscal Year 2011 Option Exercises and Stock Vested Table

The following table summarizes stock option exercises and vesting of stock awards for each named executive officer during 2011.

Name	Option Awards			Stock Awards
	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(2)
N. Malone Mitchell, 3rd	0		0	7,621	(3)	25,530
Matthew W. McCann	0		0	137,666	(4)	294,042
Wil F. Saqueton	0		0	0		0
Hilda Kouvelis	175,000	(5)	136,633	97,483	(6)	217,287
Gary T. Mize	0		0	36,172	(7)	102,631
Scott C. Larsen	320,000	(8)	338,300	89,645	(9)	285,376
Jeffrey S. Mecom	0		0	42,968	(10)	126,247

(1)	Amounts shown reflect the difference between the closing price of the Company’s Common Shares on the NYSE Amex on the date of exercise and the exercise price of the stock options, multiplied by the number of shares shown in the column entitled “Number of Shares Acquired on Exercise.”

(2)	Amounts shown reflect the value of vested restricted stock units calculated by multiplying the gross number of vested restricted stock units shown in the column “Number of Shares Acquired on Vesting” by the closing price of the Company’s Common Shares on the NYSE Amex on the date of vesting.

(3)	Represents the vesting of 7,621 restricted stock units on January 15, 2011.

(4)	Represents the vesting of the following restricted stock units: (i) 71,679 restricted stock units on January 15, 2011, (ii) 8,018 restricted stock units on July 15, 2011, and (iii) 57,969 restricted stock units on November 1, 2011.

(5)	Represents the exercise of the following stock options: (i) 25,000 stock options on April 5, 2011, (ii) 75,000 stock options on June 30, 2011, (iii) 4,412 stock options on July 5, 2011, and (iv) 70,588 stock options on July 6, 2011.

(6)	Represents the vesting of the following restricted stock units: (i) 32,435 restricted stock units on January 15, 2011, and (ii) 65,048 restricted stock units on June 30, 2011.

(7)	Represents the vesting of the following restricted stock units: (i) 25,000 restricted stock units on January 15, 2011, and (ii) 11,172 restricted stock units on July 15, 2011.

(8)	Represents the exercise of the following stock options: (i) 70,000 stock options on February 1, 2011, and (ii) 250,000 stock options on August 15, 2011.

(9)	Represents the vesting of the following restricted stock units: (i) 80,648 restricted stock units on January 15, 2011, and (ii) 8,997 restricted stock units on July 15, 2011.

(10)	Represents the vesting of the following restricted stock units: (i) 32,308 restricted stock units on January 15, 2011, and (ii) 10,660 restricted stock units on July 15, 2011.

Equity Compensation Plan Information

The following table sets forth the number of Common Shares to be issued upon the vesting of restricted stock units and the exercise of outstanding options issued pursuant to the Incentive Plan and the Amended and Restated Stock Option Plan (2006) (the “Option Plan,” and together with the Incentive Plan, the “Plans”), the weighted average exercise price of such outstanding options and the number of Common Shares remaining available for future issuance under the Plans, at December 31, 2011.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights (a)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights(1) (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a)) (c)
Equity compensation plans approved by security holders	3,038,660	$0.91	33,540,389	(2)
Equity compensation plans not approved by security holders	0	—	0
Total	3,038,660	$0.91	33,540,389

(1)	The weighted average exercise price does not take into account the shares issuable upon vesting of outstanding awards of restricted stock units, which have no exercise price.

(2)	Pursuant to the Incentive Plan, the maximum aggregate number of Common Shares reserved for issuance under both Plans may not exceed 10% of Common Shares outstanding from time to time. As of December 31, 2011, there were 365,790,492 Common Shares outstanding. The number of Common Shares issuable pursuant to the Incentive Plan automatically increases as the number of issued and outstanding Common Shares increases. As of April 25, 2012, there were 366,534,449 Common Shares outstanding, 360,000 Common Shares (approximately 0.09% of the outstanding Common Shares) to be issued upon exercise of outstanding options under the Option Plan and 2,278,292 Common Shares (approximately 0.6% of the outstanding Common Shares) underlying restricted stock units awarded pursuant to the Incentive Plan. As of April 25, 2012, there were 34,015,153 Common Shares remaining available for future issuances under the Incentive Plan.

Potential Payments Upon Termination or Change of Control

Employment Agreements.    Pursuant to the Company’s employment agreement with Mr. Mecom, if Mr. Mecom is terminated (i) by the Company at any time without “cause” or (ii) by Mr. Mecom within sixty days of an event that constitutes “constructive dismissal”, then the Company will pay Mr. Mecom a lump sum amount (the “termination amount”). The termination amount for Mr. Mecom is equal to one-half of his annual salary plus $7,500.

Pursuant to the employment agreement, if a “change in control” results in either (i) the termination of employment of Mr. Mecom without cause within thirty days prior to, or within six months after, the change in control, or (ii) a constructive dismissal of Mr. Mecom within six months of the change in control and Mr. Mecom elects to terminate his employment, the Company will pay Mr. Mecom a lump sum amount equal to his termination amount.

Under the employment agreement, Mr. Mecom agreed to certain confidentiality and non-solicitation obligations during his employment and for a period of six months after his date of termination, and in order to receive the termination amount set forth in the agreement, he must first sign a release in the form set forth in the employment agreement.

Mr. Larsen’s and Ms. Kouvelis’ employment agreements with the Company provided for termination and change in control benefits similar to the benefits provided under Mr. Mecom’s employment agreement with the Company. Mr. Larsen’s employment agreement terminated on February 29, 2012, and Ms. Kouvelis’ employment agreement terminated on June 1, 2011, and neither received any severance payments under the employment agreements. However, Ms. Kouvelis entered into a letter agreement with the Company pursuant to which she received (i) a lump sump retention payment of $100,000 payable thirty calendar days after her Separation Date and (ii) accelerated vesting of her restricted stock units that were unvested as of her Separation Date. See “Discussion Regarding Fiscal Year 2011, 2010 and 2009 Summary Compensation Table and Fiscal Year 2011 Grants of Plan-Based Awards Table—Employment Agreements.”

For purposes of these employment agreements, termination for “cause” is deemed to exist if: (i) the Company determines in good faith and following a reasonable investigation that such named executive officer has committed fraud, theft or embezzlement from the Company; (ii) such named executive officer pleads guilty or nolo contendere to or is convicted of any felony or other crime involving moral turpitude, fraud, theft or embezzlement; (iii) such named executive officer substantially fails to perform his duties according to the terms of his employment (other than any such failure resulting from his disability) after the Company has given such named executive officer written notice setting forth the nature of the failure to perform the duties and a reasonable opportunity to correct it; (iv) a breach of any of the non-solicitation or confidentiality provisions of the employment agreement (provided that the Company acts in good faith in determining that such a breach constitutes “cause”) or a material breach of any other provision of the employment agreement; or (v) such named executive officer has engaged in on-the-job conduct that materially violates the Company’s code of conduct or other policies, as determined in the Company’s sole discretion. Such named executive officer’s resignation in advance of an anticipated termination for “cause” also constitutes a termination for “cause.”

A “constructive dismissal” is defined in these employment agreements as the occurrence of a material diminution in title and/or duties, responsibilities or authority or the implementation of a requirement that such named executive officer relocate from his present city of residence, not including: (i) a change consistent with the Company’s splitting a position into one or more positions in conjunction with a corporate reorganization based on the demands of such position so long as there is no reduction in such named executive officer’s annual salary or other remuneration or responsibilities taken as a whole; (ii) a change in such named executive officer’s position, duties or title with any of the Company’s subsidiaries, affiliates or associates; or (iii) the occurrence of any of the aforesaid events with the consent of such named executive officer or termination of the employment of such named executive officer for just cause, death or disability.

A “change of control” is defined in these employment agreements as the occurrence of any of: (i) the purchase or acquisition of Common Shares and/or securities convertible into Common Shares or carrying the right to acquire Common Shares (“Convertible Securities”) as a result of which a person, group of persons or persons acting jointly or in concert, or any affiliates or associates of any such person, group of persons or any of such persons acting jointly or in concert (collectively, the “Holders”) beneficially own or exercise control or direction over Common Shares and/or Convertible Securities such that, assuming the conversion of the Convertible Securities beneficially owned by the Holders thereof, the Holders would have the right to cast more than 50% of the votes attached to all Common Shares; provided that, the acquisition of Common Shares or Convertible Securities pursuant to the issuance of securities by the Company which results in a Holder beneficially owning or exercising control or direction over 50% of the votes attached to all Common Shares (assuming conversion of the Convertible Securities beneficially owned by Holders thereof) which is approved by the Company’s board of directors prior to the issuance of securities shall not constitute a “change of control;” or (ii) approval by the Company’s shareholders of: (A) an amalgamation, arrangement, merger or other consolidation or combination of the Company with another entity as a result of which the Company’s shareholders immediately prior to the transaction will not, immediately after the transaction, own securities of the successor or continuing entity which would entitle them to cast more than 50% of the votes attaching to all of the voting securities of the successor or continuing entity, (B) a liquidation, dissolution or winding-up of the Company, (C) the sale, lease or other disposition of all or substantially all of the Company’s assets, (D) the election at a meeting of the Company’s shareholders of a number of directors, who were not included in the slate for election as directors approved by the prior board of directors, and would represent a majority of the board of directors, or (E) the appointment of a number of directors which would represent a majority of the board of directors and which were nominated by any holder of the Company’s voting shares or by any group of holders of the Company’s voting shares acting jointly or in concert and not approved by the prior board of directors.

Option Plan.    Pursuant to the Option Plan, upon the death of a named executive officer or if the named executive officer ceases to be an employee, officer or director within six months following a change of control of the Company, all unvested stock options held by such named executive officer would vest immediately. A change of control under the Option Plan includes, without limitation, the acquisition by any person (other than current largest registered shareholder) or group of related persons of more than 35% of the outstanding Common Shares.

Incentive Plan.    Pursuant to the Incentive Plan, upon the occurrence of (i) a termination of service for any reason within six months of a change in control, or (ii) a termination of service due to death or total and permanent disability, all unvested restricted stock units would vest immediately. A change in control under the Incentive Plan occurs upon a change in ownership of the Company, the Company’s effective control or the ownership of a substantial portion of the Company’s assets, as follows:

(a)	a change in ownership occurs on the date that any person, other than (i) the Company or any of the Company’s subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of the Company’s affiliates, (iii) an underwriter temporarily holding stock pursuant to an offering of such stock, or (iv) a corporation owned, directly or indirectly, by the Company’s shareholders in substantially the same proportions as their ownership of the Company’s shares, acquires ownership of the Company’s shares that, together with shares held by such person, constitutes more than 50% of the total fair market value or total voting power of the Company’s shares. However, if any person is considered to own already more than 50% of the total fair market value or total voting power of the Company’s shares, the acquisition of additional shares by the same person is not considered to be a change of control. In addition, if any person has effective control of the Company through ownership of 30% or more of the total voting power of the Company’s shares, as discussed in paragraph (b), the acquisition of additional control of the Company by the same person is not considered to cause a change in control pursuant to this paragraph (a); or

(b)	a change in the effective control of the Company occurs on either (x) the date that any person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person) ownership of the Company’s shares possessing 30% or more of the total voting power of the Company’s shares. However, if any person owns 30% or more of the total voting power of the Company’s shares, the acquisition of additional control of the Company by the same person is not considered to cause a change in control pursuant to this subparagraph (b)(x); or (y) the date during any twelve (12) month period when a majority of members of the board is replaced by directors whose appointment or election is not endorsed by a majority of the board before the date of the appointment or election; provided, however, that any such director shall not be considered to be endorsed by the board if his or her initial assumption of office occurs as a result of an actual or threatened solicitation of proxies or consents by or on behalf of a person other than the board; or (z) the date that Mr. Mitchell ceases to serve as chairman of the board as a direct or indirect result of his sale of Common Shares; or

(c)

a change in the ownership of a substantial portion of the Company’s assets occurs on the date that a person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person) the Company’s assets, that have a total gross fair market value equal to at least 40% of the total gross fair market value of all of the Company’s assets immediately before such acquisition or acquisitions. However, there is no change in control when there is such a transfer to (i) the Company’s shareholder (immediately before the asset transfer) in exchange for or with respect to the Company’s shares; (ii) an entity, at least 50% of the total value or voting power of the stock of which is owned, directly or indirectly, by the Company; (iii) a person that owns directly or indirectly, at least 50% of the total value or voting power of the Company’s outstanding shares; or (iv) an entity, at least 50% of the total value or voting power of the stock of which is owned by a person that owns, directly or indirectly, at least 50% of the total value or voting power of the Company’s outstanding shares.

Potential Payments Upon Termination.    Mr. McCann resigned as chief executive officer effective May 5, 2011 and terminated his employment with the Company on July 18, 2011. Ms. Kouvelis resigned as chief financial officer on April 22, 2011, and terminated her employment with the Company on June 1, 2011. Mr. Mize resigned as chief operating officer and president on January 5, 2012. Mr. Larsen resigned as executive vice president on January 31, 2012 and terminated his employment with the Company on February 29, 2012. None of Messrs. Mize or Larsen received any severance payments or other benefits upon their respective resignations or terminations of employment. The Company paid Ms. Kouvelis a lump sum of $100,000 following her Separation Date and accelerated the vesting of unvested restricted stock units outstanding on her Separation Date with an aggregate value of $108,630. For Mr. McCann, the Company accelerated the vesting of unvested restricted stock units outstanding on his Termination Date with a value of $47,535 and awarded him 10,261 restricted stock units.

Set forth below are the amounts that the Company’s other named executive officers would have received if specified events had occurred on December 31, 2011. In calculating the amounts in the table, the Company based the stock distribution values on a price of $1.31 per share, which was the closing price of the Company’s Common Shares on the NYSE Amex on December 30, 2011.

Name	Payment	Termination Following a Change in Control ($)	Termination Without Cause ($)	Death ($)	Disability ($)
N. Malone Mitchell, 3rd	Cash Severance	—	—	—	—
	Stock Options	—	—	—	—
	Restricted Stock Units(1)	9,777	—	9,777	9,777

Wil F. Saqueton	Cash Severance	—	—	—	—
	Stock Options	—	—	—	—
	Restricted Stock Units(1)	27,992	—	27,992	27,992

Jeffrey S. Mecom	Cash Severance	107,500	107,500	—	—
	Stock Options	—	—	—	—
	Restricted Stock Units(1)	51,883	—	51,883	51,883

(1)	Represents the acceleration of vesting of unvested restricted stock units as of December 31, 2011. The value shown is equal to the number of restricted stock units multiplied by the closing price of the Common Shares on the NYSE Amex as of December 30, 2011.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers, and any persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC. SEC regulations require executive officers, directors and greater than 10% shareholders to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms furnished or available to the Company, the Company believes that its directors, executive officers and 10% shareholders complied with all Section 16(a) filing requirements for the year ended December 31, 2011 except as follows: one late Form 4 was filed by Mr. Larsen on January 3, 2012 to report the exercise of stock options on December 28, 2011; one late Form 4 was filed by Ms. Kouvelis and each of Messrs. Larsen, McCann, Mecom and Mize on January 19, 2011 to report the vesting of restricted stock units on January 15, 2011; and one late Form 4 was filed by Mr. Saqueton on August 11, 2011 to report the grant of restricted stock units on August 4, 2011.

Certain Relationships and Related Transactions

During 2011, the Company had various related-party transactions with its current chairman and chief executive officer, Mr. Mitchell, and various companies formed and owned or controlled by Mr. Mitchell that are primarily focused on investing in energy opportunities. The various companies that Mr. Mitchell owns or controls and his relationship with the companies, as well as a description of the material terms of the transactions are included below.

•	Mr. Mitchell and his wife own 100% of Riata.

o	Riata owns 100% of MedOil Supply, LLC.

•	Mr. Mitchell and his wife indirectly own 100% of Dalea.

o	Dalea owns 85% of Viking Drilling.

•	Mr. Mitchell is a partner of Dalea and a manager of Dalea Management, the general partner of Dalea.

•	Mr. Mitchell, his wife and children indirectly own 100% of Longfellow and prior to our acquisition of Longe Energy Limited (“Longe”), Longe was owned by Longfellow.

•	Mr. Mitchell and his children own 97.5% of Gundem Turizm Yatirim ve Isletme A.S. (“Gundem”).

•	MAANBE LLC is indirectly 100% owned by Mr. Mitchell and his children.

•	Mr. Mitchell indirectly owns 50% of Maritas A.S. (“Maritas”).

•	Viking Petrol Sahasi Hizmetleri A.S. (“VOS”) is indirectly 97% owned by Mr. Mitchell, his children and his son-in-law.

Service Agreement

The Company is a party to the Service Agreement with Longfellow, Viking Drilling, MedOil Supply, LLC and Riata (collectively, the “Service Entities”), under which the Company and the Service Entities agreed to provide technical and administrative services to each other from time to time on an as-needed basis. Under the terms of the Service Agreement, the Service Entities agreed to provide the Company upon its request certain computer services, payroll and benefits services, insurance administration services and entertainment services, and the Company and the Service Entities agreed to provide to each other certain management consulting services, oil and natural gas services and general accounting services (collectively, the “Services”). Under the terms of the Service Agreement, the Company pays, or is paid, for the actual cost of the Services rendered plus the actual cost of reasonable expenses on a monthly basis. The Company or the Service Entities may terminate the Service Agreement at any time by providing advance notice of termination to the other party.

Pursuant to the Service Agreement, a portion of the salary, cash bonus and benefits earned by each of the Company’s named executive officers are paid by Riata and the Company reimburses Riata for the actual cost thereof. In 2011, the Company reimbursed Riata $93,055 for a portion of the salary, cash bonus and benefits provided to the named executive officers. In addition, Barbara Pope, sister-in-law of Mr. Mitchell, and Terry Pope, brother-in-law of Mr. Mitchell, are employees of Riata and provide services to the Company under the Service Agreement. In 2011, the Company reimbursed Riata $65,250 and $2,200 for services provided by Ms. Pope and Mr. Pope, respectively, pursuant to the Service Agreement. From July through December 2011, Mr. McCann was an employee of Riata that provided services to the Company under the Services Agreement. In 2011, the Company reimbursed Riata $8,654 for services provided by Mr. McCann pursuant to the Service Agreement.

For 2011, the Company recorded expenditures of $13.2 million for goods and Services provided by the Service Entities pursuant to the Service Agreement or other arrangements described below, including salary, bonus and benefits reimbursements identified in the prior paragraph, of which $0.3 million was payable at December 31, 2011. Payables in the amount of $0.3 million due under the Service Agreement at December 31, 2011 were settled in cash during the first quarter of 2012. There were no amounts due to the Company from the Service Entities at December 31, 2011.

The following table provides a breakdown of reimbursements of actual costs and expenses made by the Company during 2011 to the Service Entities under the Service Agreement:

Service Agreement Category	For the Year Ended December 31, 2011
(in thousands)
Salaries and benefits for named executive officers	$93
Salaries and benefits for employees, other than named executive officers	4,096
Inventory relating to drilling operations	551
Legal expenses	346
Travel, hotels and meals, excluding the use of Riata-owned aircraft	594
Equipment relating to drilling operations	5,818
Office and field expenses and supplies	447
Allocated overhead	506
Rent	456
Other	289

Total	$13,196

Aircraft Reimbursements

In addition, the Company and Riata have an arrangement whereby the Company’s executive officers, employees, or consultants, or other persons providing Services to the Company under the Service Agreement, are permitted to use aircraft owned by Riata for Company-related business travel. For the use of this aircraft, the Company reimburses Riata an amount per passenger equal to the cost of a business class ticket on a commercial airline for comparable travel. Riata bears 100% of the cost of fuel, landing fees and all other expenses incurred in connection with such flights in excess of the amount reimbursed by the Company. In each case, the actual cost of the flight exceeded the amount of the reimbursement by the Company. For 2011, the Company reimbursed Riata $43,969 for the use of this aircraft. Because this reimbursement is only for Company-related business travel of persons providing Services to the Company and is integrally and directly related to the performance of such persons’ duties, the Company’s reimbursement is not compensation nor a perquisite to any of its directors or executive officers.

Other Transactions with Mr. Mitchell

On July 27, 2009, the Company’s wholly-owned subsidiary, Viking International Limited (“Viking International”), purchased the I-13 drilling rig and associated equipment from Viking Drilling. Viking International paid $1.5 million in cash for the drilling rig and entered into a note payable to Viking Drilling in the amount of $5.9 million. The note was due and payable on August 1, 2010, bore interest at a fixed rate of 10% per annum and was secured by the drilling rig and associated equipment. The Company paid interest under the note on November 1, 2009 and February 1, 2010. On February 19, 2010, Viking International purchased the I-14 drilling rig and associated equipment from Viking Drilling. Viking International paid $1.5 million in cash for the I-14 drilling rig and entered into an amended and restated note payable to Viking Drilling in the amount of $11.8 million, which was comprised of $5.9 million payable related to the I-14 drilling rig and $5.9 million payable related to the purchase of the I-13 drilling rig in July 2009. Under the terms of the amended and restated note, interest is payable monthly at a floating rate of LIBOR plus 6.25%, and the amended and restated note is due and payable August 1, 2012. The amended and restated note is secured by the I-13 and I-14 drilling rigs and associated equipment. The Company borrowed an aggregate of $11.8 million and paid $4.8 million in principal and $0.4 million in interest expense under this note for 2011. As of March 31, 2012, the outstanding balance under this note was $1.7 million.

On December 15, 2009, Viking International entered into an Agreement for Management Services (“Management Services Agreement”) with Viking Drilling. Pursuant to the Management Services Agreement, which was amended on August 5, 2010, Viking International agreed to provide management, marketing, storage and personnel services (collectively, the “Rig Services”) from time to time as requested by Viking Drilling for the operation of certain rigs (the “Rigs”) owned by Viking Drilling that are located in Turkey. Under the terms of the Management Services Agreement, Viking Drilling will pay Viking International for all actual costs and expenses associated with the provision of the Rig Services. In addition, Viking Drilling will pay Viking International a monthly management fee equal to 7% of the total amount invoiced for direct labor costs for employees of Viking International providing Rig Services under the Management Services Agreement. In 2011, Viking International recorded expenditures of $0.3 million under the Management Services Agreement, of which $0.1 million was due under the Management Services Agreement at December 31, 2011.

Effective January 1, 2010, the Company’s wholly-owned subsidiary, TransAtlantic Turkey, Ltd., entered into an accommodation agreement with Gundem under which it leases ten rooms at a resort hotel owned by Gundem and pays the New Turkish Lira equivalent of $10,000 per month. The amounts formerly paid under the accommodation agreement are included in amounts paid under the Service Agreement. In 2011, approximately $0.2 million was paid to Gundem pursuant to the accommodation agreement.

On June 1, 2010, Viking International entered into a lease agreement under which it leased space for storage, maintenance, and staging of material and equipment for oilfield services and services related to oil and natural gas drilling, exploration, development, geological or geophysical activities or oilfield infrastructure at premises owned by Gundem. Under the lease agreement, Viking International pays Gundem the New Turkish Lira equivalent of $25,000 per month from July 2010 through December 2011, and $26,000 per month from January 2012 through December 2012, $27,000 per month from January 2013 through December 2013, $28,000 per month from January 2014 through December 2014 and $29,000 per month from January 2015 through December 2017. In 2011, Viking International paid approximately $0.3 million to Gundem under this lease agreement and approximately $25,000 was payable to Gundem under this lease agreement at December 31, 2011.

On June 28, 2010, the Company’s wholly-owned subsidiary, TransAtlantic Worldwide, Ltd. (“TransAtlantic Worldwide”) entered into a credit agreement with Dalea for the purpose of funding the acquisition of all the shares of Amity Oil International Pty. Ltd. (“Amity”) and Petrogas Petrol Gaz ve Petrokimya Ürünleri Inşaat Sanayi ve Ticaret A.Ş. (“Petrogas”) and for general corporate purposes. The amounts due under the credit agreement, which was amended on May 18, 2011, November 7, 2011 and March 15, 2012, accrue interest at a rate of three-month LIBOR plus 5.50% per annum. In addition, interest on the credit agreement ceased to accrue from April 1, 2012 until the closing date of the sale of the Company’s oilfield services business. If the closing does not occur, the abated interest will be reinstated. TransAtlantic Worldwide borrowed an aggregate of $73.0 million under the credit agreement and used the proceeds to finance a portion of the purchase price of the shares of Amity and Petrogas. On September 1, 2010, the Company issued 7,300,000 common share purchase warrants to Dalea pursuant to the credit agreement. The common share purchase warrants are exercisable until September 1, 2013 and have an exercise price of $6.00 per share. TransAtlantic Worldwide borrowed an aggregate of $73.0 million under the credit agreement and paid no principal and $3.6 million in interest in 2011. As of March 31, 2012, $73.0 million was outstanding under this credit agreement.

On August 5, 2010, Viking International entered into an Agreement for Management Services (“Maritas Services Agreement”) with Maritas. Pursuant to the Maritas Services Agreement, Viking International agreed to provide management, marketing and personnel services (collectively, the “Maritas Rig Services”) from time to time as requested by Maritas for the operation of a drilling rig owned by MAANBE LLC and located in Iraq. Under the terms of the Maritas Services Agreement, Maritas will pay Viking International for all actual costs and expenses associated with the provision of the Maritas Rig Services. In addition, Maritas will pay Viking International a monthly management fee equal to 8% of the total amount invoiced for direct labor costs for employees of Viking International providing Maritas Rig Services under the Maritas Services Agreement. In 2011, Viking International recorded expenditures of $6.2 million for goods and Maritas Rig Services provided under the Maritas Services Agreement. At December 31, 2011, there was approximately $0.3 million due to Viking International under this agreement.

On September 28, 2010, Viking International entered into an Agreement for Management Services (the “VOS Services Agreement”) with VOS. Pursuant to the VOS Services Agreement, Viking International agreed to provide management, marketing, storage and personnel services (collectively, the “VOS Services”) from time to time as requested by VOS for the operation of certain equipment owned by VOS that is located in Turkey. Under the terms of the VOS Services Agreement, VOS will pay Viking International for all actual costs and expenses associated with the provision of the VOS Services. In addition, VOS will pay Viking International a monthly management fee equal to 8% of the total amount invoiced for direct labor costs of employees of Viking International providing VOS Services pursuant to VOS Services Agreement. In 2011, the Company recorded expenditures of approximately $5.1 million for goods and VOS Services provided by the Company under the VOS Services Agreement, of which $0.6 million was payable at December 31, 2011. At December 31, 2011, there was approximately $0.1 million due to Viking International under this agreement.

On August 23, 2011, the Company’s wholly-owned subsidiary, TransAtlantic Petroleum (USA) Corp. (“TransAtlantic USA”), entered into an office lease (the “Lease”) with Longfellow to lease approximately 5,300 square feet of corporate office space in Addison, Texas. The initial lease term under the lease will commence on the date that TransAtlantic USA subleases or assigns all or a portion of its lease for previous office space in Dallas, Texas (as amended, the “Current Lease”) and reaches an agreement to reduce the amount of rent under its Current Lease (the “Commencement Date”), and expires five years after the Commencement Date, unless earlier terminated in accordance with the Lease. During the initial lease term, TransAtlantic USA will pay monthly rent of $6,625 to Longfellow plus, utilities, real property taxes and liability insurance (to the extent that TransAtlantic USA does not obtain its own liability insurance); provided, however, until TransAtlantic USA is able to sublease or assign all or a portion of its Current Lease or enter into an agreement reducing the rent under the Current Lease, no rent, utilities, real property taxes and/or liability insurance is required to be paid to Longfellow under the Lease. As of March 31, 2012, TransAtlantic USA had not subleased or assigned the Current Lease.

On March 15, 2012, the Company, and its wholly-owned subsidiaries, Viking International, Viking Geophysical Services, Ltd. (“Viking Geophysical”), Viking Oilfield Services SRL (“SRL” and together with Viking International and Viking Geophysical, “Viking”), TransAtlantic Worldwide, Longe, TransAtlantic USA and TransAtlantic Petroleum Cyprus Limited, signed a stock purchase agreement to sell the Company’s oilfield services business, which is substantially comprised of Viking, to Dalea for an aggregate purchase price of $164.0 million, consisting of $152.5 million in cash, subject to a net working capital adjustment, and a $11.5 million promissory note from Dalea. The promissory note will be payable five years from the date of issuance or earlier upon the occurrence of certain specified events, will bear interest at a rate of 3.0% per annum and will be guaranteed by Mr. Mitchell. Contractually, the effective date of the sale of Viking will be April 1, 2012, regardless of when the actual closing occurs. The sale of Viking is subject to the approval of regulatory authorities, the receipt of equity financing by Dalea and other customary closing conditions. The closing is anticipated to occur during the second quarter of 2012.

On March 15, 2012, the Company and its wholly-owned subsidiaries, TransAtlantic Worldwide and TBNG, entered into a $15.0 million credit facility with Dalea to provide additional liquidity for general corporate purposes until the Company completes the sale of Viking. Loans under the credit facility accrue interest at a rate of three month LIBOR plus 5.5% per annum. Any outstanding borrowings must be repaid upon the earlier of (i) July 1, 2012 or (ii) the sale of Viking. As of March 31, 2012, $11.0 million was outstanding under this credit facility.

On March 15, 2012, Viking Geophysical entered into a Management Services Agreement (the “Poland Services Agreement”) with VOS. Pursuant to the Poland Services Agreement, Viking Geophysical agreed to provide management and personnel services (collectively, the “VGS Services”) from time to time as necessary to enable certain equipment owned by VOS to be used in Poland in accordance with a certain Master Services Agreement among Viking Geophysical, VOS and GXT Technology Corporation and its affiliates (the “GXT Agreement”). Under the GXT Agreement, VOS and Viking Geophysical have each agreed to provide seismic data acquisition services to GXT Technology Corporation and its affiliates in Poland (the “Poland Project”). The Poland Services Agreement will terminate upon termination of the GXT Agreement. Under the terms of the Poland Services Agreement, VOS will pay Viking Geophysical for all actual costs and expenses associated with the provision of the VGS Services. In addition, VOS will pay Viking Geophysical a monthly management fee equal to 8% of the total amount invoiced for direct labor costs of employees of Viking Geophysical providing VGS Services pursuant to the Poland Services Agreement. In addition, the Poland Services Agreement provides that (i) all revenues and expenses generated from providing seismic data acquisition services in connection with the Poland Project will be divided evenly between VOS and Viking Geophysical, except during the period that either party has the sole acquisition crew operating in Poland and (ii) all revenues and royalties generated for the account of VOS and Viking Geophysical by the sale of the Poland Project seismic data will be divided evenly between VOS and Viking Geophysical.

On April 20, 2012, the Company entered into a Management Services Agreement (the “VOS Agreement”) with VOS. Pursuant to the VOS Agreement, the Company agreed to provide general administrative and technical services including, but not limited to, information technology, accounting, cost accounting, inventory control, tax compliance and reporting system, payroll and benefit, cash management and treasury services (collectively, the “Administrative Services”) from time to time. Under the terms of the VOS Agreement, VOS will pay the Company for all actual costs and expenses associated with the provision of the Administrative Services. In addition, VOS will pay the Company a monthly management fee equal to 8% of the actual costs and expenses invoiced pursuant to the VOS Agreement. For purposes of the VOS Agreement, actual costs and expenses means the direct salary, exclusive of benefits, of the Company’s employees that are allocated to the Administrative Services.

Policies and Procedures for Approving Related Party Transactions

The Company’s board of directors adopted a written Related Party Transactions Policy in December 2009. In accordance with the Company’s Related Party Transactions Policy, all Related Party Transactions and any material amendments to such Related Party Transactions must be reviewed and approved by the Company’s audit committee and, if necessary, recommended to the Company’s board of directors for its approval. Alternatively, the board may determine that a particular Related Party Transaction or a material amendment thereto shall instead be reviewed and approved by a majority of directors disinterested in the Related Party Transaction. If advance audit committee approval of a Related Party Transaction is not feasible, then the Related Party Transaction may be considered and, if the audit committee determines to be appropriate, ratified at the audit committee’s next regularly scheduled meeting. In determining whether to approve, recommend or ratify a Related Party Transaction, the audit committee will take into account, among other factors it deems appropriate, (i) whether the transaction is fair to the Company, (ii) whether the audit committee has all of the material facts regarding the transaction or parties involved, (iii) whether the transaction is generally available to an unaffiliated third-party under the same or similar circumstances and cost, and (iv) the extent of the Related Party’s interest in the transaction.

A “Related Party Transaction” means a transaction (including any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness)), or a series of transactions, or any material amendment to any such transaction, between the Company and any Related Party (as defined below), other than (i) transactions available to all employees generally; (ii) transactions involving compensation of a director or executive officer or involving an employment agreement, severance agreement, change in control provision or agreement or special supplemental benefit of a director or executive officer; (iii) transactions in which the interest of the Related Party arises solely from the ownership of a class of the Company’s equity securities and all holders of that class receive the same benefit on a pro rata basis; or (iv) transactions in which the rates or charges involved therein are determined by competitive bids.

A “Related Party” means the following persons, or an entity owned by any such person: (i) an “executive officer” of the Company (as defined in Rule 405 under the Securities Act and Rule 3b-7 under the Exchange Act); (ii) a director of the Company or a nominee for director of the Company; (iii) a person (including any entity or group) known to the Company to be the beneficial owner of more than 5% of any class of the Company’s voting securities (a “5% shareholder”); or (iv) a person who is an “immediate family member” of an executive officer, director, nominee for director or 5% shareholder of the Company.

APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Proposal 2)

During 2011, KPMG Canada served as the Company’s independent registered public accounting firm and also provided certain tax and other audit-related services. On February 21, 2012, the Company’s audit committee engaged KPMG LLP to serve as the Company’s independent registered public accounting firm for the year ending December 31, 2012 and dismissed KPMG Canada as the Company’s independent registered public accounting firm, effective upon the completion of the audit of the Company’s financial statements as of and for the year ended December 31, 2011, which occurred on March 23, 2012. It is expected that one or more representatives of KPMG Canada and KPMG LLP will attend the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Under Section 89 of the Bermuda Companies Act 1981, the shareholders have the authority to appoint the Company’s independent registered public accounting firm and to authorize the audit committee to determine their remuneration. The audit committee has recommended appointment of KPMG LLP to serve as the Company’s independent registered public accounting firm for the year ending December 31, 2012. The board of directors is asking shareholders to approve such appointment and the authority of the audit committee to determine their remuneration. If KPMG LLP is not appointed by shareholders at the Annual Meeting, KPMG Canada, as the incumbent independent registered public accounting firm, will continue in office until a successor is appointed in accordance with Bermuda law and the Company’s Bye-Laws. The affirmative vote of the holders of a majority of the votes cast is required to approve the appointment and the authorization of the audit committee to set their remuneration.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE APPOINTMENT OF KPMG LLP TO SERVE AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2012 AND TO AUTHORIZE THE AUDIT COMMITTEE TO SET THEIR REMUNERATION

Fees paid to KPMG Canada

The following table shows the aggregate fees for professional services provided to the Company by KPMG Canada for 2011 and 2010:

	2011	2010
Audit Fees	$1,950,000	$1,865,000
Audit-Related Fees	175,000	705,000
Tax Fees	70,000	21,150
All Other Fees	500	0

Total	$2,195,500	$2,591,150

Audit Fees. This category includes the audit of the Company’s annual consolidated financial statements, reviews of the Company’s financial statements included in the Company’s Quarterly Reports on Form 10-Q and services that are normally provided by its independent registered public accounting firm in connection with its engagements for those years. This category also includes advice on audit and accounting matters that arose during, or as a result of, the audit or the review of the Company’s interim financial statements.

Audit-Related Fees. This category consists of assurance and related services by its independent registered public accounting firm that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported above under “Audit Fees.” The services for the fees disclosed under this category include audit-related work regarding acquisitions, divestitures and debt covenant compliance.

Tax Fees. This category consists of professional services rendered by the Company’s independent registered public accounting firm for tax compliance and tax advice. The services for the fees disclosed under this category include tax return preparation and technical tax advice.

All Other Fees. This category consists of fees for other miscellaneous items.

The Company’s board of directors has adopted a procedure for pre-approval of all fees charged by its independent registered public accounting firm. Under the procedure, the audit committee of the Company’s board of directors approves the engagement letter with respect to audit, tax and review services. Other fees are subject to pre-approval by the audit committee. The audit, audit-related fees and tax fees paid to KPMG Canada with respect to 2011 were pre-approved by the audit committee.

Changes in Independent Registered Public Accounting Firm

As discussed above, the Company’s audit committee engaged KPMG LLP as the Company’s independent registered public accounting firm and dismissed KPMG Canada as the Company’s independent registered public accounting firm, effective upon the completion of the audit of the Company’s financial statements as of and for the year ended December 31, 2011, which occurred on March 23, 2012.

During the years ended December 31, 2009, 2010 and 2011 and for the period January 1, 2012 through March 23, 2012, there were no disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) between the Company and KPMG Canada on any matter of accounting principles or practices, financial statement disclosure or audit scope or procedure, which disagreements if not resolved to the satisfaction of KPMG Canada, would have caused KPMG Canada to make reference to the subject matter of the disagreements in its reports with respect to the Company’s consolidated financial statements for such periods.

During the years ended December 31, 2009, 2010 and 2011 and for the period January 1, 2012 through March 23, 2012, there were no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K), except that the Company did not maintain effective internal control over financial reporting because of the effect of material weaknesses on the achievement of the objectives of the control criteria as described below.

During the years ended December 31, 2009, 2010 and 2011 and for the period January 1, 2012 through March 23, 2012, neither the Company nor anyone on its behalf has consulted with KPMG LLP with respect to either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and neither a written report nor oral advice was provided to the Company that KPMG LLP concluded was an important factor considered by the Company in reaching a decision as to any accounting, audit or financial reporting issue; or (ii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) or a reportable event (as defined in Item 304(a)(1)(v) of Regulation S-K).

The reports of KPMG Canada on the Company’s consolidated financial statements for the years ended December 31, 2009, 2010 and 2011 did not contain an adverse opinion or a disclaimer of an opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles, except that:

•

KPMG Canada’s report as of December 31, 2009 indicated that the Company did not maintain effective internal control over financial reporting because of the effect of the following material weaknesses on the achievement of the objectives of the control criteria: (i) the Company did not maintain adequate controls to facilitate the flow of information used in financial reporting throughout the organization; (ii) the Company did not maintain an effective period-end financial statement closing process; (iii) the Company did not design procedures to ensure detailed reviews and verifications of inputs related to the analysis of accounts or transactions and schedules supporting financial statement amounts and disclosures and (iv) the Company did not maintain effective monitoring controls over foreign operations in Istanbul, Turkey;

•

KPMG Canada’s report as of December 31, 2010 contained an explanatory paragraph stating that the Company had suffered recurring losses from operations, had a working capital deficiency and significant commitments, which raised substantial doubt about the Company’s ability to continue as a going concern and indicated that the Company did not maintain effective internal control over financial reporting because of the effect of the following material weaknesses on the achievement of the objectives of the control criteria: (i) the Company did not maintain an effective control environment; (ii) the Company did not maintain a sufficient complement of personnel with an appropriate level of accounting knowledge, experience, and training in the application of U.S. generally accepted accounting principles and in internal control over financial reporting commensurate with its financial reporting requirements and business environment; (iii) the Company did not maintain an effective anti-fraud program designed to detect and prevent fraud relating to an ongoing program to manage identified fraud risks; (iv) the Company did not design and maintain effective controls for the review, supervision and monitoring of its accounting operations throughout the organization and for monitoring and evaluating the adequacy of its internal control over financial reporting; (v) the Company did not maintain effective controls over the preparation, review and approval of all financial statement account reconciliations; (vi) the Company did not maintain effective controls over the recording and monitoring of intercompany accounts; (viii) the Company did not maintain effective controls over the re-measurement and translation of its foreign entity account balances; (ix) the Company did not maintain effective controls over the review, approval, documentation and recording of its journal entries; (x) the Company did not maintain adequate controls to integrate the accounting functions of its foreign entities; (xi) the Company did not maintain effective controls over its information technology general controls and (xii) the Company did not maintain an effective period-end financial statement closing process; and

•

KPMG Canada’s report as of December 31, 2011 contained an explanatory paragraph stating that the Company had suffered recurring losses from operations and had a working capital deficiency, which raised substantial doubt about the Company’s ability to continue as a going concern and indicated that the Company did not maintain effective internal control over financial reporting because of material weaknesses relating to the Company not maintaining an effective period end financial statement closing process and effective controls over translations of the Company’s foreign entity account balances that were identified and included in management’s assessment.

The Company provided KPMG Canada with a copy of the above disclosures and requested that KPMG Canada furnish the Company with a letter addressed to the SEC stating whether or not it agreed with the statements made above. A copy of KPMG Canada’s letter dated March 29, 2012 was attached as Exhibit 16.1 to the Company’s Amendment No. 1 to Current Report on Form 8-K/A filed with the SEC on March 29, 2012.

SHAREHOLDER PROPOSALS

All proposals that shareholders seek to have included in the proxy statement and form of proxy for the Company’s 2013 Annual Meeting of Shareholders must be received at the Company’s principal executive offices at Akmerkez B Blok Kat 6 Nispetiye Caddesi 34330 Etiler, Istanbul, Turkey, not later than January 25, 2013. Upon timely receipt of any such proposal, the Company will determine whether or not to include such proposal in the proxy statement and form of proxy in accordance with applicable law.

The Company’s Bye-Laws govern the submission of nominations for director or other business proposals that a shareholder wishes to have considered at a meeting of shareholders, but which are not included in the Company’s proxy statement for that meeting. Under the Company’s Bye-Laws and the Bermuda Companies Act 1981, shareholders who represent not less than 5% of the total voting power of shareholders having the right to vote at the meeting or who are 100 or more in number may requisition any resolution that may be properly moved at a shareholders’ meeting. A shareholder wishing to move a resolution at an annual meeting is generally required to give the Company notice of the resolution at the Company’s registered office at least six weeks before the meeting. Any such proposal must also comply with the other provisions contained in the Company’s Bye-Laws relating to shareholder proposals.

A proxy granted by a shareholder will give discretionary authority to the proxies to vote on any matters introduced pursuant to the above advance notice Bye-Law provisions, subject to applicable rules of the SEC.

OTHER BUSINESS

Management is not aware of any other business to come before the Annual Meeting other than as set forth in the Notice. Should any other business be properly brought before the Annual Meeting, it is the intention of the persons named in the form of proxy to vote the Common Shares represented thereby in accordance with their discretion and best judgment on such matter.

ADDITIONAL INFORMATION

Shareholders that have additional questions about the information contained in this proxy statement or that wish to obtain directions to attend the Annual Meeting and vote in person, should contact the Corporate Secretary at TransAtlantic Petroleum Ltd., c/o TransAtlantic Petroleum (USA) Corp., 16803 Dallas Parkway, Suite 200, Addison, TX 75001 or at (214) 220-4323.

BY ORDER OF THE BOARD OF DIRECTORS

N. MALONE MITCHELL, 3rd

Chief Executive Officer

Addison, Texas

April 30, 2012

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. SHAREHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING AND WISH THEIR SHARES TO BE VOTED ARE URGED TO DATE, SIGN AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED SELF-ADDRESSED ENVELOPE.

9th Floor, 100 University Avenue Toronto, Ontario M5J 2Y1 www.computershare.com TNPQ 000001 SAM SAMPLE 123 SAMPLES STREET SAMPLETOWN SS X9X X9X CANADA Security Class COMMON SHARES Holder Account Number C9999999999 I ND Form of Proxy—Annual General Meeting to be held on June 28, 2012 This Form of Proxy is solicited by and on behalf of Management. Notes to proxy 1. Every holder has the right to appoint some other person or company of their choice, who need not be a holder, to attend and act on their behalf at the meeting or any adjournment or postponement thereof. If you wish to appoint a person or company other than the persons whose names are printed herein, please insert the name of your chosen proxyholder in the space provided (see reverse). 2. If the securities are registered in the name of more than one owner (for example, joint ownership, trustees, executors, etc.), then all those registered should sign this proxy. If you are voting on behalf of a corporation or another individual you must sign this proxy with signing capacity stated, and you may be required to provide documentation evidencing your power to sign this proxy. 3. This proxy should be signed in the exact manner as the name(s) appear(s) on the proxy. 4. If this proxy is not dated, it will be deemed to bear the date on which it is mailed by Management to the holder. 5. The securities represented by this proxy will be voted as directed by the holder, however, if such a direction is not made in respect of any matter, this proxy will be voted as recommended by Management. 6. The securities represented by this proxy will be voted in favour or withheld from voting or voted against each of the matters described herein, as applicable, in accordance with the instructions of the holder, on any ballot that may be called for and, if the holder has specified a choice with respect to any matter to be acted on, the securities will be voted accordingly. 7. This proxy confers discretionary authority in respect of amendments or variations to matters identified in the Notice of Meeting or other matters that may properly come before the meeting or any adjournment or postponement thereof. Fold Proxies submitted must be received by 10:00 am, Central Time, on Tuesday, June 26, 2012. VOTE USING THE TELEPHONE OR INTERNET 24 HOURS A DAY 7 DAYS A WEEK! To Vote Using the Telephone Call the number listed BELOW from a touch tone telephone. 1-866-732-VOTE (8683) Toll Free Go to the following web site: www.investorvote.com • Smartphone Scan the QR code to vote now. www.investorvote. If you vote by telephone or the Internet, DO NOT mail back this proxy. Voting by mail may be the only method for securities held in the name of a corporation or securities being voted on behalf of another individual. Voting by mail or by Internet are the only methods by which a holder may appoint a person as proxyholder other than the Management nominees named on the reverse of this proxy. Instead of mailing this proxy, you may choose one of the two voting methods outlined above to vote this proxy. To vote by telephone or the Internet, you will need to provide your CONTROL NUMBER listed below. CONTROL NUMBER 23456 78901 23456 TNPQ_PRX_142261/000001/000001/i

SAM SAMPLE C9999999999 IND C04 Appointment of Proxyholder I/We, being holder(s) of TransAtlantic Petroleum Ltd. (the “Company”) hereby appoint: N. Malone Mitchell, 3rd, Chief Executive Officer of the Company, or failing him, Jeffrey Mecom, Vice President and Corporate Secretary of the Company OR Print the name of the person you are appointing if this person is someone other than the Management Nominees listed herein. as my/our proxyholder with full power of substitution and to attend, act and to vote for and on behalf of the shareholder in accordance with the following direction (or if no directions have been given, as the proxyholder sees fit) and all other matters that may properly come before the Annual General Meeting of shareholders of TransAtlantic Petroleum Ltd. to be held at the Hotel Intercontinental, 15201 Dallas Parkway, Dallas, Texas on Thursday, June 28, 2012 at 10:00 am local time and at any adjournment or postponement thereof. VOTING RECOMMENDATIONS ARE INDICATED BY HIGHLIGHTED TEXT OVER THE BOXES. 1. Election of Directors For WithholdAgainst For WithholdAgainst For WithholdAgainst 01. Michael Winn 02. Brian Bayley 03. Bob Alexander 04. N. Malone Mitchell, 3rd 05. Mel Riggs FoldFor Withhold 2. Appointment of Auditors To appoint KPMG LLP as the Company’s independent registered public accounting firm and to authorize the Company’s audit committee to determine their remuneration. Fold Authorized Signature(s)—This section must be completed for your instructions to be executed. Signature(s) Date I/We authorize you to act in accordance with my/our instructions set out above. I/We hereby revoke any proxy previously given with respect to the Meeting. If no voting instructions are indicated above, this Proxy will be voted as recommended by Management. 9 9 9 9 9 1 4 2 2 6 1 1 A P I A R 0 T N P Q